Exhibit 10.12

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

(the “Agreement”)

between

BANK OF AMERICA, N.A.

(“Buyer”)

and

GUILD MORTGAGE CO SPE W40, LLC

(“Seller”)

GUILD MORTGAGE COMPANY

AND

GUILD MORTGAGE COMPANY, LLC

(collectively, the “Guarantor” and “Pledgor”)

dated as of

September 1, 2020

TABLE OF CONTENTS

Article 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	Defined Terms	2
1.2	Interpretation; Principles of Construction	2

	Article 2
	AMOUNT AND TERMS OF TRANSACTIONS

2.1	Agreement to Enter into Transactions	3
2.2	Transaction Limits	3
2.3	Description of Underlying Assets	3
2.4	Maximum Transaction Amounts	3
2.5	Use of Proceeds	4
2.6	Price Differential	4
2.7	All Transactions Are “Servicing Released”	4
2.8	Terms and Conditions of Transactions	5
2.9	Guaranty and/or Additional Security Agreements	5
2.10	Temporary Increase of Aggregate Transaction Limit	5

	Article 3
	PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1	Policies and Procedures	5
3.2	Request for Transaction; Asset Data Record	5
3.3	Delivery of Mortgage Loan Documents	6
3.4	Haircut	7
3.5	Over/Under Account	8
3.6	Payment of Purchase Price	10
3.7	Approved Payees	11
3.8	Delivery of Purchased Securities	12

	Article 4
	REPURCHASE

4.1	Repurchase Price	12
4.2	Repurchase Acceleration Events	13
4.3	Reduction of Asset Value as Alternative Remedy	14
4.4	Designation as Noncompliant Asset as Alternative Remedy	14
4.5	Illegality or Impracticability	14
4.6	Increased Costs	15
4.7	Payments Pursuant to Sale to Approved Investors	15
4.8	Application of Payments from Guild Parties or Approved Investors	16
4.9	Method of Payment	16
4.10	Reserved	17
4.11	Authorization to Debit	17
4.12	Book Account	17
4.13	Full Recourse	17

1

4.14	Alternative Rate	17

	Article 5
	FEES

5.1	Payment of Fees	18

	Article 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE
	LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE

6.1	Precautionary Grant of Security Interest in Purchased Assets	18
6.2	Servicing	20
6.3	Margin Account Maintenance	24
6.4	Custody of Mortgage Loan Documents	25
6.5	Repurchase and Release of Purchased Assets	27
6.6	Repurchase Transactions	27
6.7	Periodic Due Diligence	28

	Article 7
	CONDITIONS PRECEDENT

7.1	Initial Transaction	28
7.2	All Transactions	30
7.3	Intercreditor Agreements	33
7.4	Satisfaction of Conditions	33

	Article 8
	REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties Concerning Guild Parties	33
8.2	Representations and Warranties Concerning Purchased Assets and Underlying Assets	40
8.3	Continuing Representations and Warranties	40
8.4	Amendment of Representations and Warranties	40

	Article 9
	AFFIRMATIVE COVENANTS

9.1	Financial Statements and Other Reports	41
9.2	Inspection of Properties and Books	43
9.3	Notice	43
9.4	Existence, Etc.	45
9.5	Servicing of Mortgage Loans	46
9.6	Evidence of Purchased Assets	46
9.7	Defense of Title; Protection of Purchased Items	46
9.8	Further Assurances	46
9.9	Fidelity Bonds and Insurance	47
9.10	Table-Funded Mortgage Loans	47
9.11	Sharing of Information	47
9.12	ERISA	47

2

9.13	Additional Repurchase or Warehouse Facility	48
9.14	MERS	48
9.15	Agency Audit and Approval Maintenance	48
9.16	Most Favored Agreement	48
9.17	Financial Covenants and Ratios	49
9.18	Beneficial Ownership Certification	49
9.19	Special Purpose Entity Provisions	49
9.20	Participation Interests as Securities	50
9.21	Cross-Collateralization	50

	Article 10
	NEGATIVE COVENANTS

10.1	[Reserved]	50
10.2	Debt	50
10.3	Lines of Business	50
10.4	Debt and Subordinated Debt	50
10.5	Loss of Eligibility	51
10.6	Loans to Officers, Employees and Shareholders	51
10.7	Liens on Purchased Assets and Purchased Items	51
10.8	Transactions with Affiliates	51
10.9	Consolidation, Merger, Sale of Assets and Change of Control	51
10.10	Payment of Dividends and Retirement of Stock	52
10.11	Purchased Items	52
10.12	Secondary Marketing, Underwriting, Third Party Origination and Interest Rate Risk Management Practices	52
10.13	[Reserved]	52
10.14	Regulation W	52

	Article 11
	DEFAULTS AND REMEDIES

11.1	Events of Default	52
11.2	Remedies	56
11.3	Treatment of Custodial Account	57
11.4	Sale of Purchased Assets	57
11.5	No Obligation to Pursue Remedy	57
11.6	No Judicial Process	58
11.7	Reimbursement of Costs and Expenses	58
11.8	Application of Proceeds	58
11.9	Rights of Set-Off	58
11.10	Reasonable Assurances	59

	Article 12
	INDEMNIFICATION

12.1	Indemnification	60
12.2	Reimbursement	60
12.3	Payment of Taxes	60
12.4	Buyer Payment	62
12.5	Agreement Not to Assert Claims	62
12.6	Survival	62

3

	Article 13
	TERM AND TERMINATION

13.1	Term	62
13.2	Termination	62
13.3	Extension of Term	63

	Article 14
	GENERAL

14.1	Integration; Servicing Provisions Integral and Non-Severable	63
14.2	Amendments	64
14.3	No Waiver	64
14.4	Remedies Cumulative	64
14.5	Assignment	64
14.6	Successors and Assigns	64
14.7	Participations	64
14.8	Invalidity	64
14.9	Additional Instruments	64
14.10	Survival	65
14.11	Notices	65
14.12	Governing Law	66
14.13	Submission to Jurisdiction; Service of Process; Waivers	66
14.14	Waiver of Jury Trial	66
14.15	Counterparts	66
14.16	Headings	67
14.17	Joint and Several Liability of Each Guild Party	67
14.18	Confidential Information	67
14.19	Intent	68
14.20	Right to Liquidate	69
14.21	Insured Depository Institution	69
14.22	Netting Contract	69
14.23	[Reserved]	69
14.24	Examination and Oversight by Regulators	70
14.25	[Reserved]	70
14.26	Tax Treatment	70
14.27	ISDA Stay Protocol	70
14.28	Amendment and Restatement	70

EXHIBITS

Exhibit A:	Glossary of Defined Terms
Exhibit B:	Irrevocable Closing Instructions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit C:	Secretary’s Certificate [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit D:	Corporate Resolutions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit E:	Officer’s Certificate [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit F:	Assignment of Closing Protection Letter [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit G:	Assignment of Fidelity Bond and Errors and Omission Policy [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit H:	Form of Power of Attorney [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit I:	Acknowledgement of Password Confidentiality Agreement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

4

Exhibit J:	Wiring Instructions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit K:	Form of Servicer Notice [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit L:	Representations and Warranties [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit M	Reserved [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit N	Form of Trade Assignment [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit O:	Form of Request for Temporary Increase [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit P:	Form of Seller’s Release [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit Q:	Form of Warehouse Lender’s Release [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit R:	Auto Fund Authorization Request [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

SCHEDULES

Schedule 1:	Filing Jurisdictions and Offices [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 2:	States and Jurisdictions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 3:	List of Seller’s Existing Debt [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

5

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is made and entered into as of September 1, 2020, by and between Bank of America, N.A., a national banking association (“Buyer”), and Guild Mortgage Co SPE W40, LLC, a Delaware limited liability company (“Seller”), and acknowledged and agreed to by Guild Mortgage Company, a California corporation and Guild Mortgage Company, LLC, a Delaware limited liability company (collectively, the “Guarantor” or “Pledgor” or “Guild Servicer”, as the context requires and together with the Seller, each a “Guild Party” and collectively, the “Guild Parties”).

RECITALS

A.

Buyer and Guarantor, formerly as seller, entered into that certain Master Repurchase Agreement, dated as of May 27, 2009 (as amended, supplemented or otherwise modified from time to time, the “Original Agreement”).

B.	Buyer and Guild Parties desire to amend the Original Agreement in its entirety by amending and restating it subject to the terms and conditions of this Agreement.

C.

Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain Eligible Participation Interests and all related rights in and interests related to such Eligible Participation Interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such Eligible Participation Interests at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (representing the Repurchase Price for such Eligible Participation Interests) (each such transaction and as applicable the Purchase Price Increase, a “Transaction”).

D.

From time to time, the Seller may request Purchase Price Increases due to the Transaction involving Participation Interests sold to Buyer under this Agreement with the allocation of an Underlying Asset to the Participation Interests resulting in the increase in Asset Value of the Participation Interests.

E.

The Guarantor owns the legal title to the Underlying Assets and issues Participation Interests in each such Underlying Asset to the Seller directly, as applicable. In connection with the initial Transaction, subject to the terms and conditions set forth herein, (i) Seller will sell to Buyer the Eligible Participation Interests, and (ii) as additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to the Buyer entering into the Transactions hereunder, Guarantor shall deliver a guaranty in favor of Buyer and pledge to Buyer a first priority security interest in and to the Eligible Participation Interests and any other related collateral including Purchased Items and Underlying Asset Collateral pursuant to the terms hereof.

F.

Thereafter, as part of any subsequent Transactions, (x) the Guarantor may acquire Eligible Mortgage Loans and issue Participation Interests therein to the Seller, and Seller may request to sell and Buyer may purchase, subject to the terms and conditions of this Agreement, additional Participation Interests.

G.	Buyer has agreed to consider entering into such Transactions, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guild Parties and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1

Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2

Interpretation; Principles of Construction. The following rules of this Section 1.2 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and the Guild Parties, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Guild Parties, a servicer of the Underlying Assets, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the Uniform Commercial Code.

ARTICLE 2

AMOUNT AND TERMS OF TRANSACTIONS

2.1

Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default or Potential Default has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Buyer shall be under no obligation to enter into Transactions with Seller, (b) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit, and (c) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have the obligation to enter into Transactions with an Aggregate Outstanding Purchase Price equal to or less than the Committed Amount, and Buyer shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Participation Interests shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount. Seller may request Transactions in excess of the Aggregate Transaction Limit and Buyer may, from time to time, in its sole and absolute discretion, consent to a Temporary Increase of the Aggregate Transaction Limit in accordance with Section 2.10.

2.2

Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Buyer shall have the right, in its sole and good faith discretion, to reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller, the Aggregate Transaction Limit and/or each Type Sublimit by an amount up to the Uncommitted Amount. In the event of any reduction pursuant to this Section 2.2, Buyer shall give Guild Parties five (5) Business Days’ prior notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to any Guild Party for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.

2.3

Description of Underlying Assets. With respect to each Transaction, Seller shall cause to be subject to such Transaction with Buyer Underlying Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Underlying Asset shall be the type of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). If there is uncertainty as to the Type of an Underlying Asset, Buyer, in its sole and good faith discretion, shall determine the correct Type for such Underlying Asset.

2.4	Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the lesser of:

(a)	the Aggregate Outstanding Purchase Price for the applicable Type Sublimit (after giving effect to all Transactions then subject to the Agreement), as determined by the Type of Underlying Asset;

(b)

the Aggregate Transaction Limit (as such amount may be increased from time to time in the sole discretion of Buyer as provided in Section 2.10), minus the Aggregate Outstanding Purchase Price of all other Transactions outstanding, if any; and

(c)	the Asset Value of the related Underlying Asset(s).

2.5

Use of Proceeds. Guild Parties shall use the Purchase Price of each Transaction solely for the purpose of originating and/or acquiring the related Purchased Asset(s) and Underlying Assets, as applicable.

2.6	Price Differential.

(a)

Price Differential. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer interest on the Purchase Price for each Purchased Asset from the Purchase Date until, but not including, the date on which the Repurchase Price is paid, at an annual rate equal to the Price Differential; provided that if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Repurchase Price shall bear a Price Differential from the date due until paid in full at an annual rate equal to the Default Rate. For the avoidance of doubt, from and after the date on which a Purchased Asset is deemed to be a Noncompliant Asset, the Purchase Price for such Purchased Asset shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for a Noncompliant Asset.

(b)

Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Payment Date occurring in the second month following the related Purchase Date and thereafter on each subsequent Payment Date. On the date that the Repurchase Price for such Purchased Asset is paid, all accrued Price Differential not otherwise paid by the Seller with respect to such Purchased Asset shall be due and payable. Notwithstanding anything to the contrary in this Section 2.6(b), in the event the Asset Value of any Underlying Asset is marked to zero and a Guild Party requests Buyer to release its security interest in such Purchased Asset relating to such Underlying Asset, and such Underlying Asset or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.

(c)

Computations. All computations of Price Differential and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360)-day year.

2.7

All Transactions Are “Servicing Released”. Each Participation Certificate sold by Seller to Buyer pursuant to Transactions under this Agreement includes the participation interests in the related Servicing Rights related to the related Underlying Assets and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes, it being understood that the Purchase Price paid by Buyer to Seller for each such Participation Certificate includes a premium that compensates Seller for such Servicing Rights related to such

Underlying Asset and upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of the Participation Interests which represent the [***] beneficial ownership of the related Underlying Asset, and the Servicing Rights related thereto.

2.8

Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by Buyer at its sole and good faith discretion by providing prior notice to Guild Parties.

2.9

Guaranty and/or Additional Security Agreements. As may be determined necessary by Buyer from time to time in its sole and good faith discretion, Guild Parties agree to cause to be executed and delivered to Buyer the Guaranty and such other additional security agreements as may be agreed by the parties hereto as additional support for Guild Parties’ obligations hereunder, which Guaranty and/or additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

2.10

Temporary Increase of Aggregate Transaction Limit Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Buyer an executed request for Temporary Increase in the form of Exhibit O hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit (such increased amount, the “Temporary Aggregate Transaction Limit”), the effective date of such Temporary Increase and the date on which such Temporary Increase shall terminate. Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Guild Parties of a countersigned Request for Temporary Increase. At any time that a Temporary Increase is in effect, the Aggregate Transaction Limit shall equal the Temporary Aggregate Transaction Limit for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to the Temporary Aggregate Transaction Limit, including without limitation, Type Sublimits and the Minimum Over/Under Account Balance. Upon the termination of a Temporary Increase, Seller shall repurchase Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(k).

ARTICLE 3

PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1

Policies and Procedures. In connection with the Transactions contemplated hereunder, each Guild Party shall comply with all applicable policies and procedures of Buyer as may currently exist or as hereafter created. Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook. Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving prior notice to Guild Parties of such changes, revisions, amendments or supplements. To the extent of any conflict between the terms of this Agreement and the terms of the Handbook, this Agreement shall control.

3.2	Request for Transaction; Asset Data Record.

(a)

Request for Transaction. Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Underlying Asset intended to be the subject of the Transaction no later than 4:00 p.m. (New York City time); provided that Buyer shall use its best efforts to accept Asset Data Records delivered after 4:00 p.m. but before 6:00 p.m. (New York City time). Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller if the Purchase Price relates to the Uncommitted Amount. Assuming the satisfaction of all conditions precedent set forth in Article 7 and otherwise in this Agreement, Buyer may, for any Transaction with respect to the Uncommitted Amount and shall, for any Transaction with respect to the Committed Amount, confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction request that Buyer determines, in its sole and good faith discretion, fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures.

(b)

Failure to Enter into Transaction; Cancellation of Transaction. If Seller fails [***] or more to enter into a Transaction, in each case after Seller has requested a Transaction and submitted an Asset Data Record in connection with such request, for each Transaction requested by Seller thereafter for which Seller fails to enter into such Transaction after Seller has requested such Transaction and submitted an Asset Data Record in connection with such request, Seller shall pay Buyer any breakage fees and reimburse Buyer for any reasonable out-of-pocket losses, costs and expenses incurred by Buyer in connection with such failure to enter into the Transaction, including, without limitation, costs relating to re-employment of funds obtained by Buyer and fees payable to terminate the arrangements through which such funds were obtained. In addition, with respect to any Transaction, including the initial Transaction, if following disbursement by Buyer of the Purchase Price relating to such Transaction, Seller cancels such Transaction, regardless of the number of Transactions Seller has previously cancelled, in each case, Seller shall pay Buyer a Price Differential on such Purchase Price from the Purchase Date until, but not including, the date the Purchase Price is returned to Buyer.

(c)	Form of Asset Data Record. Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving prior notice thereof to Seller.

3.3	Delivery of Mortgage Loan Documents.

(a)

Dry Mortgage Loans. Prior to any Transaction the subject of which is a Purchased Asset related to a Dry Mortgage Loan (including eMortgage Loans), Guild Parties shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents in accordance with and pursuant to the terms of Section 7.2 hereof and the Custodial Agreement; provided that, with respect to an eMortgage Loan, Guild Parties shall deliver to DB Custodian each of Buyer’s and Guild Parties’ MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to DB Custodian, and (iv) the Delegatee status of the related eNote to be transferred to DB Custodian, in each case using MERS eDelivery and the MERS eRegistry (collectively, the “eNote Delivery Requirements”).

(b)

Wet Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Wet Mortgage Loan, (i) Guild Parties shall deliver to Buyer or its Custodian, any Mortgage Loan Documents in a Guild Party’s possession, and (ii) Guild Parties shall authorize and direct the Closing Agent to deliver the related Mortgage Loan Documents to Guild Parties, for delivery to Buyer or its Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 7.2 hereof, Exhibit B hereof and the Custodial Agreement.

(c)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Pooled Mortgage Loan, Guild Parties shall deliver to Buyer or its Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(e) hereof and the Custodial Agreement and Guild Parties shall cause the Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, Guild Parties shall deliver to Buyer a duly executed Trade Assignment together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Section 7.2(b) and Section 7.2(e).

(d)

Government Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Government Mortgage Loan, Guild Parties shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty five (45) calendar days following the Purchase Date for such Purchased Asset, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD.

(e)

Mortgage Loan Documents in Guild Parties’ Possession. At all times during which the Mortgage Loan Documents related to any Underlying Asset are in the possession of Guild Parties, and until such Underlying Asset is released by Buyer from the related Transaction hereunder, Guild Parties shall hold such Mortgage Loan Documents in trust separate and apart from Guild Parties’ own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.

(f)

Other Mortgage Loan Documents in Guild Parties’ Possession. With respect to each Underlying Asset, until such Underlying Asset is released by Buyer from the related Transaction hereunder, Guild Parties shall hold in trust separate and apart from Guild Parties’ own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Underlying Asset and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to delivery to Buyer.

(g)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Pooled Mortgage Loan, in addition to satisfying the other relevant delivery requirements specified in this Section 3.3, Guild Parties shall comply with the conditions to the eligibility of Pooled Mortgage Loans and the related Mortgage-Backed Securities specified in the Transactions Terms Letter.

3.4

Haircut. With respect to each Transaction for which the related Purchase Price is being remitted by Buyer to one or more Approved Payees, Seller shall ensure that there are sufficient funds on deposit in the Over/Under Account such that following the withdrawal of the related Haircut by Buyer, the balance of the Over/Under Account is equal to or greater than the Minimum Over/Under Account Balance, as set forth in the Transactions Terms Letter.

3.5	Over/Under Account.

(a)

Minimum Balance. Seller shall at all times maintain a balance in the Over/Under Account of not less than the Minimum Over/Under Account Balance, as set forth in the Transactions Terms Letter. The Over/Under Account shall be used to assist in settling the Transactions and any other obligations under this Agreement. Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others. Upon the occurrence of a Potential Default or an Event of Default, Buyer shall have the right, in its sole and good faith discretion, to increase the Minimum Over/Under Account Balance Seller is required to maintain in the Over/Under Account by giving notice to Seller thereof. If Seller fails to deposit funds in the Over/Under Account to comply with any such required increase within the time frame required by Buyer, Buyer shall have the right, in its sole and good faith discretion, to retain in the Over/Under Account any amounts received by Buyer on behalf of Seller or otherwise credited to the Over/Under Account to comply with any such required increases, including, without limitation, any purchase proceeds received by Buyer from any Approved Investor pursuant to Section 4.7. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to the increase of the Minimum Over/Under Account Balance that Seller is required to maintain in the Over/Under Account or retention of excess funds by Buyer to comply with any such increase.

(b)	Deposits.

(i)	Seller. Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3.4 and Section 3.5(a).

(ii)

Buyer. Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after 4:00 p.m. (New York City time), shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.

(iii)

Settlement Statement. Buyer shall deliver to Guild Parties via facsimile or make available to Seller via the internet within one (1) Business Day following settlement of a Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.

(c)	Withdrawals.

(i)

Seller. If the amount credited to the Over/Under Account creates a balance in excess of the Minimum Over/Under Account Balance pursuant to Section 3.5(a) above, provided that no Potential Default or Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds. If any such request is received by Buyer prior to 1:00 p.m. (New York City time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two (2) Business Days after Buyer’s receipt of such request. Notwithstanding anything contained in this Section 3.5(c)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines, in its sole and good faith discretion, that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

(ii)

Buyer. Buyer may, from time to time and without separate authorization by Seller or notice to Seller, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation:

(1)	with respect to any Transaction with respect to which the Purchase Price is being paid to one or more Approved Payees on behalf of Guild Parties, to deliver the Haircut to the Closing Agent;

(2)	to reimburse itself for any reasonable costs and expenses incurred by Buyer in connection with this Agreement, as permitted herein;

(3)	to pay itself any Price Differential on a Purchase Price that is due and owing;

(4)	to Seller as provided in Section 3.5(c)(i);

(5)	as security for the performance of Seller’s obligations hereunder;

(6)	without limiting the generality of Section 3.5(c)(ii)(5), to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and

(7)	in the exercise of Buyer’s or its Affiliates’ rights under Section 6.3(d) or Section 11.9.

(d)

Failure to Maintain Balance. If, at any time, Seller fails to maintain in the Over/Under Account the Minimum Over/Under Account Balance as required hereunder, in addition to any other rights and remedies that Buyer may have against Seller, Buyer shall have the right, at its sole and good faith discretion, to immediately stop entering into Transactions with Seller and/or to charge Seller accrued interest on that portion of the Minimum Over/Under Account Balance that Seller has failed to maintain, at the Default Rate, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Under Account to comply with such Minimum Over/Under Account Balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.

(e)

Security Interest. Any funds of Seller at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 3.5 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and Seller hereby grants a security interest in such funds to Buyer, and such pledge and security interest shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

3.6	Payment of Purchase Price.

(a)

Payment of Purchase Price. On the Purchase Date for each Transaction, the Purchased Assets, including the Participation Interests in the Servicing Rights related to the Underlying Assets (including on account of any Purchase Price Increase), shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller or on behalf of Guild Parties to an Approved Payee, as applicable, simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to the Purchased Assets, including the Participation Interests in the Servicing Rights related to the related Underlying Assets, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Underlying Assets.

(b)	Methods of Payment. On the Purchase Date for each Transaction:

(i)

Buyer shall pay the Purchase Price for all Transactions by wire transfer in accordance with Seller’s wire instructions set forth on Exhibit J. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any Closing Agent, third party institutional originator or warehouse lender that is not an Approved Payee. Further, the payment of the Purchase Price by Buyer to any Closing Agent, third party institutional originator or warehouse lender that is not an Approved Payee shall not make such Closing Agent, third party institutional originator or warehouse lender an Approved Payee. Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s approval procedures or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price using one or more of the methods described above may be delayed. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays, or

(ii)

Notwithstanding the foregoing, where a Purchased Asset or an Underlying Asset is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse lender or other lender that has a security interest in such Purchased Asset or Underlying Asset, as applicable, to satisfy the related indebtedness and obtain a release of such security interest.

(c)

Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.

(d)

Return of Purchase Price. If a Wet Mortgage Loan related to a Purchased Asset subject to a Transaction is not closed on the same day on which the Purchase Price was funded, Seller shall immediately return, or cause to be immediately returned (but in any event within forty-eight (48) hours), the Purchase Price (or such greater amount that shall have been remitted by Buyer, if applicable) with respect to such Purchased Asset to Buyer by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B. Further, Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Purchased Asset and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price immediately upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.

3.7	Approved Payees.

(a)

Closing Agents. In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table, Seller shall submit to Buyer the following documents:

(i)

if the title company issuing the title policy that covers the applicable Underlying Asset has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:

(1)

a valid blanket Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Underlying Asset and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(2)

a valid Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Underlying Assets and is an Acceptable Title Insurance Company, that covers the closing of this specific Underlying Asset and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(3)

with respect to those jurisdictions outlined in the Handbook for which Closing Protection Letters are not available or are limited in their applicability, any other documents Buyer may require, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Seller’s rights under its fidelity bond and errors and omissions policy maintained pursuant to Section 9.9; and

(ii)	evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller and Buyer, have been delivered to such Closing Agent.

(b)

Warehouse Lenders. In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to a warehouse lender.

(c)

Approval Process. Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such Closing Agent or warehouse lender has been designated by Buyer, in its sole and good faith discretion, to be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent or warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or warehouse lender which Buyer determines, in its sole and good faith discretion, materially and adversely affects the Closing Agent or warehouse lender or otherwise makes the Closing Agent or warehouse lender unacceptable as an Approved Payee.

3.8

Delivery of Purchased Securities. With respect to Underlying Assets that are Pooled Mortgage Loans, Buyer shall release its interests in such Underlying Assets simultaneously with the Settlement Date of the related Mortgage-Backed Security backed by a Pool containing such Underlying Assets. Provided that such Mortgage-Backed Security has been issued in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Underlying Assets as the asset that is subject to the Participation Interests subject to the related Transaction.

ARTICLE 4

REPURCHASE

4.1	Repurchase Price.

(a)

Payment of Repurchase Price. The Repurchase Price for each Purchased Asset shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) the occurrence of any Repurchase Acceleration Event with respect to such Transaction (iii) at Buyer’s sole option, upon the occurrence or during the continuance of an Event of Default, or (iv) the Expiration Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset or Underlying Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase any Purchased Asset (or obtain the release of any Underlying Asset) hereunder on demand without any prepayment penalty or premium.

(b)

Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets (and release of the related Underlying Assets) and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer to Buyer of additional Participation Interests related to Additional Underlying Assets (in each case subject to the provisions of Section 6.5), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that Buyer shall not be deemed to have terminated or conveyed its interests in such Purchased Assets or related Underlying Assets if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b). With respect to Underlying Assets related to Purchased Assets, Guild Parties are obligated to obtain the related Mortgage Loan Documents from Custodian at Guarantor’s expense on the Repurchase Date.

4.2	Repurchase Acceleration Events. The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:

(a)	Buyer in its sole and good faith discretion has determined that the related Underlying Asset is a Defective Asset;

(b)

[***] elapse from the date a related Mortgage Loan Documents relating to an Underlying Asset associated with such Purchased Assets were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased the Underlying Asset, unless an extension is granted by Buyer, in its sole and good faith discretion;

(c)

[***] elapse from the date a related Mortgage Loan Document relating to an Underlying Asset associated with such Purchased Assets were delivered to a Guild Party for correction or completion or for servicing purposes, without being returned to Buyer or its designee;

(d)

with respect to an Underlying Asset that is a Wet Mortgage Loan, Guild Parties fail to deliver to Buyer the related Mortgage Loan Documents relating to an Underlying Asset associated with such Purchased Assets within the applicable Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the applicable Maximum Dwell Time;

(e)	regardless of whether an Underlying Asset associated with such Purchased Assets is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to the Underlying Asset;

(f)	the further sale of the Underlying Asset associated with such Purchased Assets by Guild Parties to any party other than an Approved Investor;

(g)

(1) with respect to any Underlying Asset associated with such Purchased Assets that has been pooled to support a Mortgage-Backed Security issued by Guarantor and fully guaranteed by Ginnie Mae for which Buyer has executed a Form HUD 11711A, the Custodian ceases to hold the Mortgage Loan File and the related Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time prior to the issuance of the related Mortgage-Backed Security, or (2) with respect to all other Underlying Assets, the Custodian ceases to hold the related Mortgage Loan File and all Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time;

(h)

with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if the Guild Parties have failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(i);

(i)

with respect to any Underlying Assets that are Pooled Mortgage Loans, if the Applicable Agency has not issued the related Mortgage-Backed Security to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date;

(j)	with respect to any Purchased Securities, if Buyer has not received the related Takeout Price from the Approved Investor on the related Settlement Date; or

(k)	following the termination of a Temporary Increase, the Aggregate Outstanding Purchase Price exceeds the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase).

4.3

Reduction of Asset Value as Alternative Remedy. In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset or Underlying Asset, as applicable, to as low as zero and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Sections 741(5) and (8), respectively.

4.4

Designation as Noncompliant Asset as Alternative Remedy. In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Underlying Asset a Noncompliant Asset, provided that (a) after such Underlying Asset is deemed to be a Noncompliant Asset, the aggregate original Asset Value of all Noncompliant Assets does not exceed the Type Sublimit for Noncompliant Assets; (b) the Asset Value of the Noncompliant Asset is greater than the Repurchase Price or Seller provides additional Participation Interests related to Additional Underlying Assets or repays part of the Repurchase Price as provided in Section 6.3 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) Guild Parties deliver to Buyer all documentation relating to the Purchased Asset and related Underlying Assets reasonably requested by Buyer.

4.5

Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines in its sole and good faith discretion that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement (a) the commitment of Buyer hereunder to enter into or to continue to maintain Transactions shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earlier to occur of (i) the date required by any financial institution providing funds to Buyer or, solely in the case of impracticability, within ten (10) days thereafter, (ii) sale of the Purchased Assets in accordance with the terms of this Agreement, and (iii) the date as of which Buyer determines that such Transactions are unlawful or impractical or commercially unreasonable to maintain; provided that Buyer shall not be liable to any Guild Party for any costs, losses or damages arising from or relating from any actions taken by Buyer pursuant to this Section 4.5.

4.6	Increased Costs.

(a)

Notwithstanding anything to the contrary in this Agreement, if Buyer determines in its sole good faith discretion that any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Asset (excluding Excluded Taxes) or materially changes the basis of taxation of payments to Buyer in respect thereof, (ii) imposes, materially modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Guild Parties shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(b)

If Buyer has determined in its sole good faith discretion that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

(c)

If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.6, it shall promptly notify Guild Parties of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Guild Parties shall be conclusive in the absence of manifest error or bad faith by Buyer.

4.7

Payments Pursuant to Sale to Approved Investors. Guild Parties shall direct each Approved Investor purchasing an Underlying Asset to pay directly to Buyer, by wire transfer of immediately available funds, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Guild Parties shall provide Buyer with a Purchase Advice relating to such payment. Guild Parties shall not direct the Approved

Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.8 below and credit all amounts due Seller to the Over/Under Account in accordance with Section 3.5(b)(ii) above. Buyer may reject any amount received from an Approved Investor and not release the related Underlying Asset if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off, or (c) the amount received is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s sole option and discretion, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller. If a Guild Party receives any funds intended for Buyer, such Guild Party shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.

4.8

Application of Payments from Guild Parties or Approved Investors. Unless Buyer determines otherwise, payments made directly by a Guild Party or an Approved Investor to Buyer shall be applied in the following order of priority:

(a)	first, to any amounts due and owing to Buyer pursuant to Section 6.3;

(b)	second, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and related to the Transaction in connection with which the payment is made;

(c)	third, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and not related to a specific Transaction;

(d)

fourth, to the Price Differential then due and owing and the outstanding Purchase Price, in each case, on the Purchased Asset (and allocated to the related Underlying Asset in connection with which the payment is made);

(e)	fifth, to the Price Differential due and owing and the outstanding Purchase Prices, in each case, on any other Purchased Assets (and related Underlying Assets); and

(f)	sixth, to the amount of all other obligations then due and owing by Seller to Buyer under this Agreement and the other Principal Agreements.

Buyer and Guild Parties intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8). After the settlement payments have been applied as set forth above, Buyer shall deposit in the Over/Under Account any amounts that remain.

4.9

Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the Price

Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.8 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than any Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

4.10	Reserved.

4.11

Authorization to Debit. In addition to any other authorizations to and rights of Buyer hereunder, Guild Parties hereby expressly authorize Buyer, upon the occurrence and during the continuation of a Potential Default, Event of Default or Servicer Termination Event, to debit any account maintained by any Guild Party with any depository institution into which any funds related to the Underlying Assets or related Purchased Items have been deposited (other than escrow accounts maintained for the benefit of the related Mortgagors), including without limitation, any operating, settlement or custodial account, for any and all amounts due Buyer hereunder. For the avoidance of doubt, the foregoing debit rights of Buyer shall not apply to Purchased Assets which have been repurchased by Seller pursuant to Section 6.5.

4.12

Book Account. Buyer and Guild Parties shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. As a courtesy to Guild Parties, Buyer shall provide such information to Guild Parties via the Internet or by telephone or facsimile, if Guild Parties are unable to access the information via the Internet. Notwithstanding the foregoing, Guild Parties shall be responsible for maintaining their own book accounts and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Buyer to provide Guild Parties with information regarding any Transaction shall not excuse Guild Parties’ timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.13

Full Recourse. The obligations of Guild Parties from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Guild Parties.

4.14

Alternative Rate. If prior to any Payment Date, Buyer determines in its sole and reasonable discretion that: (i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR, including, without limitation, because One-Month LIBOR is not available or published on a current basis, and such circumstances are unlikely to be temporary; (ii) the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Buyer, that will continue to provide One-Month LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) mortgage loan financing facilities similar to this facility, currently being executed, or that include language similar to that contained in this Section 4.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR, Buyer shall give prompt notice thereof to Guild Parties, whereupon the Applicable Pricing Rate from the date specified in such notice, which may be the Scheduled

Unavailability Date, for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be based on (x) one or more SOFR-Based Rates or (y) another alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such alternative benchmark rates and, in each case, including any mathematical or other adjustments to such benchmark rates giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such benchmark rates, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Buyer from time to time in its sole discretion and may be periodically updated) (any such rate, a “Successor Rate”). Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Buyer, such Successor Rate shall be applied in a manner as otherwise determined by Buyer in its sole discretion. In connection with the implementation of a Successor Rate, Buyer shall have the right to make Successor Rate Conforming Changes, as determined by Buyer in its sole and reasonable discretion from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Successor Rate Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

ARTICLE 5

FEES

5.1

Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the Facility Fee shall be deemed due, earned and payable in full on the Effective Date and shall be payable in quarterly installments, with the first installment to be paid on the Effective Date, and the remaining quarterly installments to be paid on the fifth (5th) day of the month immediately following the quarterly anniversary of the Effective Date or if such date is not a Business Day, the Business Day immediately preceding such fifth (5th) day of the month, and if this Agreement is renewed, thereafter as provided in the Transactions Terms Letter. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, or set off against any Purchase Prices to be paid by Buyer any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction or Purchase Prices to be paid by Buyer are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.

ARTICLE 6

SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF

MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE

6.1

Precautionary Grant of Security Interest in Purchased Assets. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.6 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of all of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Purchased Items. Possession of any promissory notes, instruments or documents by the

Custodian shall constitute possession on behalf of Buyer, and Control of an eNote by the DB Custodian shall constitute Control on behalf of Buyer.

As security for the performance of all of Pledgor’s obligations hereunder and as a precautionary measure in the event that the conveyance of any Purchased Asset or Participation Interests in any Underlying Assets by Pledgor to Seller is determined not to be a true sale or contribution or the separate existence of Seller from Pledgor is otherwise disregarded at any point, Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Underlying Asset Collateral and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Underlying Asset Collateral. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.

Each Guild Party acknowledges that it has no rights to the Servicing Rights or the Participation Interests in the Servicing Rights related to any Underlying Asset (including Certified Mortgage Loans). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Participation Interests in the Servicing Rights related to such Underlying Asset were not sold by Seller to Buyer or that the Participation Interests in the Servicing Rights are not an interest in such Underlying Assets and are severable from the Underlying Assets despite Buyer’s and Guild Parties’ express intent herein to treat them as included in the purchase and sale transaction, Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Underlying Assets and Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Participation Interests in the Servicing Rights related to such Underlying Assets, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, each Guild Party, as applicable, further grants, assigns and pledges to Buyer a first priority security interest in and lien upon (i) all documentation and rights to receive documentation related to such Servicing Rights and the Participation Interests in the Servicing Rights and the servicing of each of the Underlying Assets, (ii) all Income related to the Purchased Assets and Underlying Assets received by Guild Parties, (iii) all rights to receive such Income, (iv) all other Purchased Assets and Underlying Assets, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of the Servicing Rights and the Participation Interests in the Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Guild Parties’ obligations to Buyer hereunder.

At any time and from time to time, upon the written request of Buyer, and at the sole expense of Guild Parties, Guild Parties will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and Underlying Asset Collateral and the liens created hereby. Guild Parties also hereby authorize Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

If Seller shall, as a result of its ownership of the Participation Interests, become entitled to receive or shall receive any certificate evidencing any Participation Interest, any option rights, whether in addition to, in substitution for, as a conversion of, or in exchange for the Participation Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Participation Interests, re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the obligations of Seller hereunder. Any sums paid upon or in respect of the Participation Interests upon the liquidation or dissolution of Seller, or otherwise shall be paid over to the Buyer as additional security for the obligations of Seller hereunder. If any sums of money or property so paid or distributed in respect of the Participation Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Seller as additional security for the obligations of Seller hereunder.

Buyer shall exercise all voting and member rights with respect to the Participation Interests. Notwithstanding the foregoing and consistent with the provisions hereof, prior to the occurrence of an Event of Default which is continuing, Buyer shall notify and consult with Seller prior to the exercise of any rights under this paragraph; provided, however, Buyer may in its sole discretion (x) remove a Servicer or terminate a Servicing Agreement in connection with a Servicing Termination Event or (y) consent to a waiver of a material breach or consent to a material modification of a Servicing Agreement. In no event shall Buyer be required to cast or exercise a vote or other action taken which would impair the Participation Interests, or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, Buyer shall have no obligation to, (i) vote to enable, or take any other action to permit the Seller to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Participation Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Pledgor’s interest in the Participation Interest except for the Lien provided for by this Agreement, or (iv) enter into any agreement or undertaking restricting the right or ability of Pledgor or Buyer to sell, assign or transfer the Participation Interests.

The parties acknowledge that the Participation Interests have been sold by Pledgor to Seller pursuant to a Participation Agreement. Notwithstanding the foregoing, each Guild Party acknowledges and agrees that their respective rights with respect to the Purchased Assets, Purchased Items and Underlying Asset Collateral (including without limitation its security interest in the Purchased Items and Underlying Asset Collateral) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. The parties further acknowledge that the Buyer shall enter into Transactions and Purchase Price Increases hereunder with respect to Purchased Assets, Purchased Items and Residual Collateral, free and clear of any obligations under the Participation Agreement and that such Participation Agreement shall not confer any obligations or liabilities on Buyer to any Guild Party. For the sake of clarity, if Buyer releases its security interest granted by Seller to Buyer hereunder in any Purchased Assets or other Purchased Items in accordance with the terms hereof, Buyer’s security interest in the related Underlying Assets and related Residual Collateral granted by Pledgor to Buyer hereunder shall be released concurrently therewith.

6.2	Servicing.

(a)	Servicing Rights Owned by Buyer; Buyer’s Right to Appoint Servicer. In recognition that each Participation Interest (including the related Servicing Rights of the Underlying

Assets) is sold by Seller to Buyer on a servicing released basis and Buyer is the owner of the Servicing Rights related to each such Underlying Asset, Buyer shall have the sole right to appoint the Servicer for each Underlying Asset.

(b)

Appointment of Servicer. Subject to Buyer’s right to appoint a successor Servicer at its sole discretion, Buyer hereby appoints Guild Servicer as the Servicer to subservice the Underlying Assets on behalf of Buyer as agent for Buyer for the period between the Purchase Date and the Repurchase Date of the Purchased Assets relating to such Underlying Assets. The right of Guild Servicer to service the Underlying Assets is on an interim basis only and does not provide or confer a contractual, ownership or other right for Guild Servicer to service the Underlying Assets, it being understood that upon payment of the Purchase Price, Buyer owns the Participation Interests in the related Servicing Rights and may assume servicing or appoint a Successor Servicer at any time. Further, the fact that Guild Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Guild Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change Buyer’s ownership of the Participation Interests related to the Servicing Rights related to the Underlying Assets.

(c)

Interim Servicing Period; No Servicing Fee or Income. For each Transaction, Guild Servicer’s right to interim service an Underlying Asset shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) [***] after the Purchase Date for the related Purchased Asset or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Underlying Asset for any reason other than Seller repurchasing such Purchased Asset and obtaining the release of such Underlying Asset, then such interim servicing period shall automatically terminate if not renewed by Buyer. In connection with any such renewal, Seller or the Servicer, as applicable, shall continue to interim service the Underlying Asset for a [***] extension period. Absent any such extension of the interim servicing period, Guild Servicer shall transfer servicing of the Underlying Asset (which shall include the delivery of all Servicing Records related to such Underlying Asset) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Underlying Asset, Guild Servicer shall have no right to service the related Underlying Asset nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Guild Servicer shall promptly transfer the servicing of the related Underlying Asset to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay Guild Servicer, nor shall Guild Servicer have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of an Underlying Asset.

(d)

Servicing Agreement. If there is a Servicer of the Underlying Assets, other than a Guild Party, Buyer or an Affiliate of Buyer, Guild Parties shall enter into a Servicing Agreement with the Servicer on behalf of Buyer, which such Servicing Agreement shall be on terms acceptable to Buyer in its discretion, and which shall include, at a minimum, (i) a recognition by the Servicer of Buyer’s interests and rights to the Participation Interests in the Underlying Assets as provided under this Agreement, including, without limitation, Buyer’s ownership of the Participation Interests in the Servicing Rights related to the Underlying Assets; (ii) an obligation for the Servicer to subservice the Underlying

Assets consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its subservicing responsibilities; (v) an obligation not to impair the rights of Buyer in any Underlying Asset or any payment thereon and (vi) an obligation to collect all Income in respect of the Underlying Assets on behalf of Buyer, in trust, in segregated custodial accounts and remit such Income to the Custodial Account within [***] of receipt. Further, such Servicing Agreement shall contain express reporting requirements and other rights to allow Buyer to inspect the records of the Servicer with respect to the Underlying Assets. Buyer may terminate the subservicing of any Underlying Asset with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(n).

(e)	Servicing Obligations of Guild Servicer. To the extent Guild Servicer shall subservice any Underlying Asset on behalf of Buyer, Guild Servicer shall:

(i)

Subservice and administer the Underlying Assets on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, applicable law, FHA Regulations, VA Regulations and RD Regulations, the requirements of any Insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Underlying Asset and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Underlying Asset, if any, is voided or reduced by such servicing and administration;

(ii)

Subject to Section 6.2(g), and to the extent not otherwise held by the Custodian, Guild Servicer shall at all times maintain and safeguard the Mortgage Loan File for the Underlying Asset in accordance with applicable law and lending industry custom and practice and shall hold such Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer pursuant to Section 3.3, and accurate and complete records of its servicing of the Underlying Asset; Guild Servicer’s possession of such Mortgage Loan File is for the sole purpose of subservicing such Underlying Asset and such retention and possession by Guild Servicer is in a custodial capacity only;

(iii)

Buyer may, at any time during Guild Servicer’s business hours on reasonable notice, examine and make copies of such documents and records, or require delivery of the originals of such documents and records to Buyer or its designee;

(iv)

Guild Servicer shall deliver to Buyer all such reports with respect to the Underlying Assets required in the Transactions Terms Letter and herein at the times and on the dates set forth therein and herein. In addition, at Buyer’s request, Guild Servicer shall promptly deliver to Buyer reports regarding the status of any Underlying Asset being subserviced by it, which reports shall include, but shall not be limited to, a description of any default thereunder for more than [***] or such other circumstances that could reasonably be expected to cause a material adverse effect with respect to such Underlying Asset, Buyer’s title to such Underlying Asset or the collateral securing such Underlying Asset; Guild Servicer is required to deliver such reports until the repurchase of the Underlying Asset by Seller; and

(v)	Guild Servicer shall immediately notify Buyer if Guild Servicer becomes aware of any payment default that occurs under an Underlying Asset.

(f)	Sale or Transfer of Servicing Rights by Buyer. Buyer may sell or transfer any rights to service an Underlying Asset without the prior written consent of Guild Parties or any Servicer.

(g)

Release of Mortgage Loan Files. Guild Servicer shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required (1) as incidental to Guild Servicer’s subservicing of the related Underlying Asset, (2) to complete the Purchase Commitment, or (3) by law.

(h)

Right to Appoint Successor Servicer. Buyer reserves the right, in its sole discretion, to appoint a successor servicer to subservice any Underlying Asset (each a “Successor Servicer”). In the event of such an appointment, Guild Parties or the Servicer, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Guild Parties or the Servicer, together with all funds in the Custodial Account and other receipts relating to such Underlying Asset, are promptly delivered to the Successor Servicer. Guild Parties shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

(i)	[Reserved].

(j)

Location of Custodial Account. Seller shall not change the identity or location of a Custodial Account without thirty (30) days prior notice to Buyer. Seller shall from time to time, at its own cost and expense, execute such directions to the depository Eligible Bank, and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer’s ownership interest in each Custodial Account.

(k)

Accounting of Custodial Account. If Buyer so requests, Seller shall promptly notify Buyer of each deposit in the Custodial Account, and each withdrawal from the Custodial Account, made by it with respect to the Underlying Assets. Seller shall promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.

(l)

Servicer Notice. As a condition precedent to Buyer funding the Purchase Price in respect of any Underlying Asset subserviced by a Servicer other than a Guild Party, Buyer, or an Affiliate of Buyer, Guild Parties shall provide to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Underlying Assets and ownership of the Participation Interests in the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the subservicing of the related Underlying Assets.

(m)

Notification of Servicer Defaults. If a Guild Party should discover that, for any reason whatsoever, any entity responsible to a Guild Party by contract for managing or servicing any such Underlying Asset has failed to perform fully a Guild Party’s obligations with respect to the management or servicing of such Underlying Asset as required under this Agreement or any of the obligations of such entities with respect to the Underlying Assets, as delegated by such Guild Party pursuant to any Servicing Agreement such Guild Party shall promptly notify Buyer.

(n)

Termination. Buyer shall have the right at any time to immediately terminate the Guild Parties’ or any Servicer’s (as applicable) right to subservice the Underlying Assets due to a Servicer Termination Event or for any other reason without payment of any penalty or termination fee. Guild Parties shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Underlying Assets to a successor servicer appointed by Buyer in its sole and good faith discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of a Servicer Termination Event or an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(o)

Buyer’s Right to Service. After providing thirty (30) days’ notice to Seller (unless an Event of Default has occurred and is continuing), Buyer or its designee, at the Buyer’s sole discretion, shall be entitled to service some or all of the Underlying Assets, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to Guild Parties or the Servicer, as applicable, that Buyer desires to service some or all of the Underlying Assets, Guild Parties shall promptly cooperate, or shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at Guild Parties’ sole expense. Upon Buyer’s or its designee’s servicing of the Underlying Assets, (i) Buyer may, in its own name or in the name of Guild Parties or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Underlying Asset(s), but shall be under no obligation to do so; (ii) Guild Parties shall, if Buyer so requests, pay to Buyer all amounts received by Guild Parties upon or in respect of the Underlying Asset(s) or other Purchased Items, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held by it as part of the Purchased Items or applied against any outstanding Repurchase Price owed Buyer.

6.3	Margin Account Maintenance.

(a)

Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset and its related Underlying Asset at any time. For the avoidance of doubt, the Asset Value of a Purchased Asset shall be determined with respect to the Asset Value of the related Underlying Asset; provided that if a Purchased Asset fails to qualify as an Eligible Participation Interest, Buyer may mark the Asset Value of such Purchased Asset (and all related Underlying Assets) to zero.

(b)	Margin Deficit and Margin Call. If Buyer shall determine at any time that (A) the Asset Value of a Purchased Asset (or any related Underlying Asset) subject to a Transaction is less than the related Purchase Price for such Purchased Asset (or such related Underlying Asset, as applicable), (B) the aggregate Asset Value of all Purchased Assets subject to each Transaction is less than the Aggregate Outstanding Purchase Price for such Transaction, or (C) the aggregate Asset Value of all Purchased Assets subject to all such Transactions is less than the Aggregate Outstanding Purchase Price for such Transactions (in any such case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to Guild Parties (as such notice is more particularly set forth below, a “Margin Call”), require Guild Parties to either:

(i)

transfer to Buyer or its designee cash or, at Buyer’s sole option, additional Participation Interests related to Eligible Underlying Assets approved by Buyer (“Additional Underlying Assets”) so that (A) the individual Asset Value of the Purchased Asset (and related Underlying Assets), (B) the aggregate Asset Value of all Purchased Assets subject to each Transaction, or (C) the aggregate Asset Value of all Mortgage Loans subject to Transactions, as the case may be, including any such cash or additional Participation Interests related to Additional Underlying Assets tendered by the Seller, will thereupon equal or exceed the individual or Aggregate Outstanding Purchase Price(s) as applicable; or

(ii)

pay one or more Repurchase Prices, as applicable, in an amount sufficient to reduce the related Purchase Price so that the related Purchase Price (or the related Aggregate Outstanding Purchase Price) is less than or equal to the Asset Value of the Purchased Asset (and related Underlying Asset(s) (or the aggregate Asset Value of the Purchased Assets (and related Underlying Asset(s), as applicable).

If Buyer delivers a Margin Call to Seller on or prior to 12:00 p.m. (New York City time) on any Business Day, then Guild Parties shall transfer cash to Buyer or additional Participation Interests related to Additional Underlying Assets, as applicable, no later than 5:00 p.m. (New York City time) that same day. If Buyer delivers a Margin Call to Seller after 12:00 p.m. (New York City time) on [***] Business Day, Guild Parties shall be required to transfer cash or Additional Underlying Assets no later than 5:00 p.m. (New York City time) on the [***]. Notice of a Margin Call may be provided by Buyer to Guild Parties electronically or in writing, such as via electronic mail or posting such notice on Buyer’s customer website(s).

(c)

Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)

Over/Under Account. Buyer may, in its sole and good faith discretion, withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided in this Section 6.3.

(e)	Credit to Repurchase Price. Any cash transferred to Buyer pursuant to this Section 6.3 shall be credited to the Repurchase Price of the related Transaction(s).

6.4	Custody of Mortgage Loan Documents.

(a)

Custodial Arrangements. With respect to Underlying Assets related to Purchased Assets, Buyer may appoint any Person to act as the Custodian to hold possession of the Mortgage Loan Documents and the Agency Documents (or a portion thereof) and to take actions at the direction of Buyer. If any Person other than Buyer is appointed as Custodian, it shall be a condition precedent to Buyer entering into any Transactions hereunder that Guild Parties, Buyer and Custodian enter into a Custodial Agreement acceptable to Buyer. Guild Parties hereby consent to any and all such appointments and agrees to deliver the Mortgage Loan Documents and certain of the Agency Documents to the Custodian upon the direction of Buyer. Guild Parties further agree that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Buyer; (ii) receipt of the Mortgage Loan Documents by the Custodian shall be constructive receipt by Buyer of the Mortgage Loan Documents; (iii) Guild Parties shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document held by the Custodian; and (iv) Buyer shall not be liable for any act or omission by the Custodian selected by Buyer with reasonable care.

(b)

Temporary Withdrawal of Mortgage Loan Documents for Correction. Buyer may, in its sole and good faith discretion, permit Guild Parties to withdraw, for a period not to exceed ten (10) Business Days, specified Mortgage Loan Documents for the purpose of correcting or completing such documents or servicing the related Underlying Assets; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall more than [***] Mortgage Loan Files (or Mortgage Loan Documents from more than [***] Mortgage Loan Files) shall be released from Custodian’s possession at any one time; provided, further, that any Mortgage Loan Documents that are withdrawn by or at the request of a Guild Party and delivered to a Person other than a Guild Party shall at all times be covered by one or more Bailee Agreements, true and complete and fully executed copies of which shall be delivered to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(b), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer.

(c)

Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, upon the written request of Guild Parties, Buyer may, at its option and in its sole and good faith discretion, deliver to an Approved Investor set forth in the related Purchase Commitment, or its custodian, the Mortgage Loan Documents relating to a specified Underlying Asset. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Buyer or its designee will not release Mortgage Loan Documents to an Approved Investor unless Buyer or its Custodian has received a true and complete and fully executed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(c), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer. If the Approved Investor does not purchase an Underlying Asset as contemplated by the related Purchase Commitment, Guild Parties shall, upon the request of Buyer, assist Buyer in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Buyer.

(d)

Delivery of Mortgage Loan Documents Relating to Mortgage-Backed Securities. Upon the written request of Guild Parties, Buyer may, at its option and in its sole and good faith discretion, deliver to the certifying custodian, or permit the delivery to the certifying custodian of, the Mortgage Loan Documents relating to those Underlying Assets that are or will be Pooled Mortgage Loans. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by a Bailee Agreement, and Buyer or its designee will not release Mortgage Loan Documents to a certifying custodian unless Buyer or its designee has received a signed tri-party custodial agreement from such custodian, in a form acceptable to Buyer. Buyer shall have no obligation to release or permit the release of any Mortgage Loan Documents to any certifying custodian that will not sign a custodial agreement acceptable to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(d), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. Guild Parties shall pay for all costs of the certifying custodian and use its best efforts to ensure that the issuer delivers the Mortgage-Backed Securities to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date.

6.5

Repurchase and Release of Purchased Assets. Provided that no Event of Default or Potential Default has occurred and is continuing, Seller may repurchase a Purchased Asset (or obtain the release of related Underlying Assets, as applicable) by either:

(a)	paying, or causing an Approved Investor to pay, to Buyer, subject to Sections 4.7 and 4.8 above, the Repurchase Price; or

(b)

transferring to Buyer cash and/or additional Participation Interests relating to Underlying Assets satisfactory to Buyer, in aggregate amounts sufficient to cover the amount by which the aggregate amount of Transactions then outstanding hereunder (plus accrued interest and accrued fees with respect thereto) exceeds the Asset Value of the existing Purchased Assets, excluding the Purchased Assets (and related Underlying Assets) to be released; provided that (i) such additional Participation Interests shall be deemed part of a new Transaction, and (ii) the conditions precedent in Section 7.2 shall be satisfied prior to any such transfer.

Upon receipt of the applicable amount, as set forth above, Buyer shall (i) with respect to Underlying Assets, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Guild Parties or Guild Parties’ designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Purchased Securities, deliver the Purchased Security to the applicable Guild Party or Approved Investor, as applicable, on a delivery versus payment basis. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased an Underlying Asset or Purchased Security or terminate its security interest in such Underlying Asset or Purchased Security until such Margin Call is satisfied.

6.6

Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date for a Transaction, Buyer shall have free and unrestricted use of all related Purchased Assets (and related Underlying Assets) and may in its sole discretion and without notice to Guild Parties engage in repurchase transactions with respect to any or all of such Purchased Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of such Purchased Assets (and related Underlying Assets) (such transactions, “Repurchase Transactions”). Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item delivered to Buyer by Guild Parties. Guild Parties shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase

Transactions. Seller shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset (representing the Participation Interests in the related Underlying Assets) and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Underlying Assets (representing the Participation Interests in the related Underlying Assets) where Buyer designates Guild Servicer as servicer as provided in Section 6.2.

6.7

Periodic Due Diligence. Guild Parties acknowledge that Buyer has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the Purchased Assets and the Underlying Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and Guild Parties agree that upon reasonable (but no less than five (5) Business Day’s) prior notice to Guild Parties (provided that upon the occurrence of a Potential Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Guild Party, Custodian or Servicer. Further, Guild Parties will make available to Buyer a knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files, Purchased Assets and Underlying Assets. Without limiting the generality of the foregoing, Guild Parties acknowledge that Buyer shall purchase Assets from Seller based solely upon the information provided by Guild Parties to Buyer in the Asset Data Records and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Underlying Assets itself or engage a third party underwriter to perform such re-underwriting. Guild Parties agree to cooperate with Buyer and any third party underwriter in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Guild Party. Guild Parties and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.7 shall be paid by Seller.

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:

(a)	Guild Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer:

(i)	each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;

(ii)

an opinion of Guild Parties’ counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s first priority lien on and perfected security interest in the Purchased Assets and Purchased Items; a non-contravention, enforceability and corporate opinion with respect to each Guild Party; an opinion with respect to the inapplicability of the Investment Company Act of 1940 to each Guild Party; and a Bankruptcy Code opinion with respect to the matters outlined in Section 14.19, each in form and substance acceptable to Buyer;

(iii)	a Power of Attorney duly executed by each Guild Party and notarized;

(iv)

a certified copy of Seller’s articles or certificate of incorporation and bylaws (or corresponding organizational documents if Seller is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in Seller’s jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the date hereof;

(v)

a certificate of Seller’s corporate secretary, substantially in the form of Exhibit C hereto, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of Seller executing the Principal Agreements and the resolutions of the board of directors of each Guild Party (or its equivalent governing body or Person), substantially in the form of Exhibit D hereto;

(vi)

independently audited financial statements of Guild Parties (and their respective Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;

(vii)

if more than six (6) months has passed since the close of the most recently ended fiscal year, interim financial statements of Guild Parties covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(viii)	[reserved];

(ix)

copies of Guild Parties’ errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Seller with Section 9.9 below;

(x)

if required by Buyer, a subordination agreement, in form and substance satisfactory to Buyer, executed by any Person which is, as of the Effective Date, a creditor of Seller, including each Affiliate of Seller that is a creditor of Seller;

(xi)	an Acknowledgement of Confidentiality of Password Agreement in the form of Exhibit I hereto;

(xii)	the Facility Fee and any other fees then due and owing under the Transaction Terms Letter;

(xiii)	the Participation Certificate re-registered in the name of the Buyer;

(xiv)	a Servicer Notice, if applicable;

(xv)	if so requested by Buyer, the Control Agreement in a form reasonably satisfactory to Buyer duly executed by Seller and the related Eligible Bank;

(xvi)	if required, a Servicing Agreement signed by the Servicer and Guild Parties;

(xvii)	if requested by Buyer, a copy of Guild Parties’ underwriting guidelines for Mortgage Loans in form and substance acceptable to Buyer in its sole discretion, as amended from time to time; and

(xviii)	such other documents as Buyer or its counsel may reasonably request.

(b)

Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first-priority security interest in the Purchased Assets and related Purchased Items and other Underlying Asset Collateral should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.

(c)

Buyer shall have determined that it has satisfactorily completed its due diligence review of Guild Parties’ operations, business, financial condition and underwriting and origination of Mortgage Loans.

(d)	Guild Parties shall have provided evidence, satisfactory to Buyer, that Guild Parties have all Approvals and such Approvals are in good standing.

7.2

All Transactions. As conditions precedent to Buyer (or the Custodian if set forth below) considering whether to enter into any Transaction hereunder (including the initial Transaction) or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:

(a)	Guild Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than the 4:00 p.m. (New York City time):

(i)	an Asset Data Record for the Underlying Assets subject to the proposed Transaction, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller;

(ii)	to the Custodian, a complete Mortgage Loan File for each Underlying Asset subject to the proposed Transaction, unless such Underlying Asset is a Wet Mortgage Loan;

(iii)	[reserved];

(iv)

for each Underlying Asset that is subject to the proposed Transaction that is also subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, a Warehouse Lender’s Release or bailee letter or Seller’s Release, as applicable, for such Underlying Asset. The secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File;

(v)

a schedule identifying each Underlying Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan or a Bond Loan – 1st Lien, as applicable; and

(vi)	such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.

(b)

Guild Parties hereby acknowledge that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Guild Parties hereby acknowledge and agree to deliver to Buyer, in form and substance satisfactory to Buyer and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72)-hour period commences, each related Trade Assignment (solely to the extent such Pooled Mortgage Loan is not pooled with Mortgage Loans financed by a third party pursuant to a joint pooling arrangement) executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Underlying Assets subject to the proposed Transaction that are subject to a Purchase Commitment;

(c)

for Underlying Assets proposed to be sold under such Transaction with respect to which the related Purchase Price is to be paid to one or more Approved Payees on behalf of Seller, an amount equal to the related Haircut (if any) plus the Minimum Over/Under Account Balance, as set forth in Section 3.5(a), shall be on deposit in the Over/Under Account;

(d)

for all new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table that are proposed to be sold under such Transaction, Seller shall have delivered to (i) the applicable Closing Agent (with a copy to Buyer) the Irrevocable Closing Instructions and final closing instructions and, if applicable, (ii) to Buyer a copy of the blanket or individual Closing Protection Letter and the related Assignment of Closing Protection Letter duly executed and naming Buyer as the assignee, each in accordance with Section 9.10;

(e)

on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (A) to Buyer, an executed trust receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with the Custodial Agreement, (C) to Buyer, a copy of each of the applicable Agency Documents, and (D) to Buyer, a Trade Assignment executed by such Seller that satisfies the requirements set forth in Section 7.2(b);

(f)

on or prior to the related Settlement Date for any Mortgage-Backed Security relating to an Underlying Asset, Guild Parties shall have provided Buyer with the CUSIP number for such Mortgage-Backed Security;

(g)	Guild Parties shall have paid all fees (including Facility Fees and Unused Facility Fees), expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;

(h)

No rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired;

(i)	Guild Parties shall have designated one or more Approved Payees, if applicable, to whom the related Haircut (if any) and Purchase Price shall be delivered;

(j)

the representations and warranties of Guild Parties set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of a Guild Party certifying as to the truth and accuracy of same;

(k)

if required by Buyer, Guild Parties shall have performed all agreements to be performed by them hereunder and under the Guarantee, respectively, and after giving effect to the requested Transaction, there shall exist no Event of Default or Potential Default hereunder;

(l)	no Potential Default, Event of Default or a Material Adverse Effect shall have occurred and be continuing;

(m)	if applicable, a Servicing Agreement duly executed by the Servicer and Guild Parties and a Servicer Notice duly executed by the Servicer shall have been delivered to Buyer;

(n)

Buyer shall have received a copy of any amendments or updates to Guarantor’s underwriting guidelines that amends or modifies any underwriting criteria with respect to any eligibility criteria and such amendments and updates are certified by Guarantor to be a true and complete copy (to the extent not already delivered to Buyer) that clearly identifies the changes to the underwriting guidelines, and Buyer shall have approved such amendments unless otherwise waived by Buyer;

(o)

Buyer shall have received for each Purchased Asset subject to a Purchase Commitment or other hedging arrangement, an assignment of such Purchase Commitment or hedging arrangement duly executed by Seller and the related Approved Investor or hedging party, as applicable, and in favor of Buyer;

(p)	[reserved];

(q)

Buyer shall have received a security release certification for each Underlying Asset that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date that is duly executed by the related secured party and Seller and in form and substance satisfactory to Buyer, and such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform

Commercial Code filings made in respect of such Underlying Asset, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File; and

(r)

on or prior to the Pooling Date or Purchase Date for any Pooled Mortgage Loan, to the extent not provided on or prior to the Effective Date, Guild Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer, the Freddie Mac Agreement or Fannie Mae Agreement, as applicable, based on the Agency such Mortgage Loans were certified by, duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver.

For the avoidance of doubt, notwithstanding that foregoing conditions may be satisfied with respect to any Transaction request, Buyer shall be under no obligation to enter into any Transaction, including, without limitation, Transactions the subject of which are eMortgage Loans, with respect to the Uncommitted Amount and whether the Buyer enters into any Transaction, including, without limitation, Transactions the subject of which are eMortgage Loans, with respect to the Uncommitted Amount shall be at the discretion of Buyer.

7.3

Intercreditor Agreements. If required by Buyer, within sixty (60) calendar days following the Effective Date, Guild Parties shall deliver to Buyer an Intercreditor Agreement signed by each creditor that provides warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements to Guild Parties. By way of example but not limitation, if a Guild Party has a mortgage financing agreement with a syndication of creditors or if an Affiliate of a Guild Party is providing a Guild Party a warehouse line of credit or mortgage financing, Buyer may require that such creditors execute an Intercreditor Agreement. If Guild Parties fail to provide Buyer with any required Intercreditor Agreement within the time frame stated herein, Buyer may, in its sole and good faith discretion, determine that such failure adversely affects the creditworthiness of Guild Parties and may modify the terms and conditions under which it will continue to enter into Transactions with Seller. Buyer shall not be liable to Guild Parties for any costs, losses or damages arising from or relating to any changes made by Buyer to the terms and conditions under which it will continue to enter into Transactions with Seller.

7.4

Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Guild Parties of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Guild Parties to have been agreed by Buyer must be in writing. Buyer shall not be liable to Guild Parties for any costs, losses or damages arising from Buyer’s determination that any Guild Party has not satisfactorily complied with any applicable condition precedent.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1

Representations and Warranties Concerning Guild Parties. Each Guild Party represents and warrants to and covenants with Buyer that the following representations and warranties hereto are true and correct as of the Effective Date through and until the date on which all obligations of Guild Parties under this Agreement are fully satisfied.

(a)

Due Formation and Good Standing. Each Guild Party is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)

Authorization. The execution, delivery and performance by each Guild Party of the Principal Agreements and all other documents and transactions contemplated thereby, are within such Guild Party’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of any Guild Party’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if a Guild Party is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which any Guild Party is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which any Guild Party or its property is subject.

(c)

Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of each Guild Party, enforceable against such Guild Party in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(d)

Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of each Guild Party’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(e)

Compliance with Laws. Each Guild Party is not in violation of any of its articles or certificate of incorporation or bylaws (or corresponding organizational documents if such Guild Party is not a corporation), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that might have a Material Adverse Effect with respect to such Guild Party.

(f)

Financial Condition. All financial statements of Guarantor delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The financial statements of Guarantor have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Guarantor. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of Guarantor nor is Guarantor aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Guarantor, is threatened, that (i) might render such Guarantor unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) might have a Material Adverse Effect with respect to such Guarantor.

(g)

Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of each Guild Party that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are either (i) with Persons disclosed to Buyer at the time of application, or thereafter disclosed to and approved by Buyer, and, if required by Buyer, such Persons have executed and delivered an Intercreditor Agreement (or will execute and deliver an Intercreditor Agreement within sixty (60) days following the Effective Date in accordance with Section 7.3) or (ii) warehouse lenders that are Approved Payees.

(h)

Title to Assets. Each Guild Party has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer with respect to such Guild Party, except for such properties and other assets that have been disposed of in the ordinary course of business of such Guild Party’s mortgage banking business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(i)

Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of any Guild Party, threatened or reasonably anticipated against or affecting any Guild Party, or any of its Subsidiaries or Affiliates or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a Material Adverse Effect.

(j)

Payment of Taxes. Each Guild Party has timely filed all Tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such Tax returns) that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof in accordance with GAAP. Any Taxes, fees and other governmental charges payable by each Guild Party in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.

(k)

No Defaults. No Guild Party is in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that may reasonably be expected to result in a Material Adverse Effect.

(l)

ERISA. Each Guild Party and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by each Guild Party or any of its ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Each Guild Party and its Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of each Guild Party are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by Section 3(42) of ERISA.

(m)	Approved Mortgagee. Guarantor is an approved FHA, VA, RD, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, issuer, mortgagee and/or servicer and is in good standing with these agencies.

(n)

True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Guild Party or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Principal Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Guild Party or any of its Subsidiaries to Buyer in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Guild Party that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Principal Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o)

Ownership; Priority of Liens. Seller owns the Participation Interests in all Mortgage Loans identified in the Transactions Terms Letter that are to become Underlying Assets, and any Transaction shall convey all of Seller’s right, title and interest in and to the Participation Interests in such Underlying Assets, including the Servicing Rights related thereto, and other Purchased Items to Buyer, including with respect to each Underlying Asset, the Participation Interests in the Servicing Rights related thereto. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in the Purchased Assets and other Purchased Items and Underlying Asset Collateral, prior to the rights of all third Persons and subject to no other liens.

(p)

Investment Company Act. No Guild Party nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)

Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items and Underlying Asset Collateral. Schedule 2 hereto sets forth all of the states or other jurisdictions in which Guarantor originates or has originated Mortgage Loans in its own name or through brokers on or prior to the date of this Agreement.

(r)

Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Guild Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of each Guild Party in accordance with GAAP) of each Guild Party and each Guild Party is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Each Guild Party does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Each Guild Party is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of each Guild Party or any of its assets. Each Guild Party is not transferring any Asset with any intent to hinder, delay or defraud any of its creditors.

(s)	Custodial Account. All funds required to be segregated and deposited into the Custodial Account have been so segregated and deposited.

(t)	Chief Executive Office. Each Guild Party’s chief executive office is located at 5887 Copley Drive, 6th Floor, San Diego, CA 92111.

(u)

True Sales. For each Underlying Asset with respect to which the originator, issuer or prior owner is an Affiliate of Guarantor, any and all interest of such originator, issuer or prior owner has been sold, transferred, conveyed and assigned to Guarantor pursuant to a legal and true sale and such originator, issuer or prior owner retains no interest in such Underlying Asset, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.

(v)

No Adverse Selection. Guild Parties used no selection procedures that identified the Underlying Assets subject to a Transaction hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Guild Parties.

(w)

No Broker. No Guild Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or otherwise with respect to the related Underlying Assets pursuant to this Agreement; provided that if Guild Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or otherwise with respect to the related Underlying Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Guild Party.

(x)	MERS. Guarantor is a member of MERS in good standing.

(y)

Agency Approvals. Each Guild Party has all requisite Approvals and is in good standing with each Agency, with no event having occurred or each Guild Party having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make each Guild Party unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to HUD, FHA, VA or RD.

(z)	Custodian. If the Custodian is a Person other than Buyer, such Custodian is an eligible custodian under each applicable Agency Guide and Agency Program, and is not an Affiliate of any Guild Party.

(aa)

No Adverse Actions. No Guild Party has received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against such Guild Party, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of such Guild Party which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD, as the case may be, to revoke any Approval or otherwise terminate, suspend such Guild Party as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate such Guild Party.

(bb)

Accuracy of Wire Instructions. With respect to each Underlying Asset subject to a Purchase Commitment by an Agency, as applicable, (1) either the wire transfer instructions as set forth on the applicable Agency Documents are identical to Buyer’s designated wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) either the payee number set forth on the applicable Agency Documents is identical to the payee number that has been identified by Buyer in writing as Buyer’s payee number or the Buyer has approved the related payee number in writing in its sole discretion. With respect to each Pooled Mortgage Loan, the applicable Agency Documents are duly executed by Guild Parties and designate Buyer as the party authorized to receive the related Mortgage-Backed Securities.

(cc)

No Sanctions. Neither any Guild Party nor any of its Affiliates, officers, directors, partners or members, (i) is an entity or person (or to each Guild Party’s knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any economic sanctions administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.

(dd)

Anti-Money Laundering Laws. Each Guild Party has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, and the Bank Secrecy Act of 1970, as amended (collectively, the “Anti Money Laundering Laws”); each Guild Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Underlying Asset for purposes of the Anti-Money Laundering Laws, including with respect to the bona fide identity of the applicable Mortgagor and the origin of the assets used by said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ee)	Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(ff)	Separateness. Each Guild Party is in compliance with the requirements of Section 9.19 hereof.

(gg)

Acquisition of Underlying Assets. With respect to each Underlying Asset acquired by or on behalf of Guarantor from a third-party transferor (the Participation Interests in which have been transferred to the Seller), (i) such Underlying Asset was acquired and transferred on a legal true sale basis pursuant to a purchase agreement, (ii) such transferor received reasonably equivalent value in consideration for the transfer of such Underlying Asset, (iii) no such transfer was made for or on account of an antecedent debt owed by such transferor to Guarantor or Affiliate of Guarantor, and (iv) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code. The Guarantor has issued Participation Interests pursuant to the terms of the Participation Agreement to the Seller, and the Guarantor retains no beneficial or economic interests in such Underlying Assets. The issuance of Participation Interests by the Guarantor to the Seller was not for or on account of an antecedent debt owed by the Guarantor to the Seller and is not voidable or subject to avoidance under the Bankruptcy Code.

(hh)	Participation Certificates; Participation Interests.

(i)	The Participation Certificate represents all of the Participation Interests issued by the Guarantor.

(ii)

Each Participation Certificate and the related Participation Interests have been duly and validly issued in compliance with applicable law and the Participation Agreement and is fully paid and nonassessable.

(iii)

Immediately prior to the sale, transfer and assignment of a Participation Certificate or Participation Interests to, and the registration thereof in the name of, Buyer pursuant to this Agreement, the Seller is the record and beneficial owner of, and has good and marketable title to, such Participation Certificate and Participation Interests.

(iv)

Each Participation Certificate and the related Participation Interests are unencumbered (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer). Upon consummation of the Transaction contemplated to occur in respect of such any Participation Interests, the Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Interests free and clear of any Liens (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer).

(v)

There are (x) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Participation Certificate or any Participation Interests, (y) no agreements on the part of Seller to issue, sell or distribute any Participation Certificate or

Participation Interests (other than to Buyer), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of any Participation Certificate or Participation Interests.

(vi)

Each Participation Certificate is a certificated security in registered form. It is the intent of the parties hereto that each Participation Certificate constitute a “security” as that term is defined in Section 8-102 of the New York Uniform Commercial Code.

(vii)	No fraudulent acts were committed by any Guild Party or Affiliates thereof in connection with the issuance of any Participation Certificates or Participation Interests.

(viii)

No Guild Party is a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects the rights and obligations of any holder of such Participation Interests for which Buyer’s consent has not been obtained and no Guild Party has consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists (other than changes or waivers to which Buyer has consented).

(ix)

No Participation Interests have been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof, except in connection with Underlying Assets.

(x)

Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Principal Agreements governing such Participation Interests, no consent or approval by any Person is required in connection with Seller’s sale, and/or Buyer’s acquisition of such Participation Interests, or Buyer’s exercise of any rights or remedies in respect of such Participation Interests or for Buyer’s sale, pledge or other disposition of such Participation Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Interests.

8.2

Representations and Warranties Concerning Purchased Assets and Underlying Assets. Each Guild Party represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit L hereto are true and correct with respect to each Purchased Asset and Underlying Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller (or Underlying Asset is released by Buyer, as applicable).

8.3

Continuing Representations and Warranties. By submitting an Asset Data Record hereunder, each Guild Party shall be deemed to have represented and warranted the truthfulness and completeness of the representations and warranties set forth in Exhibit L hereto.

8.4	Amendment of Representations and Warranties. From time to time as determined necessary by Buyer, Buyer may amend the representations and warranties set forth in Exhibit L hereto. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.

ARTICLE 9

AFFIRMATIVE COVENANTS

Each Guild Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Guild Parties to be paid or performed under the Principal Agreements:

9.1	Financial Statements and Other Reports.

(a)

Interim Statements. Guarantor shall deliver to Buyer financial statements of Guarantor, including statements of income and changes in shareholders’ equity for the period from the beginning of such fiscal year to the end of such month, within thirty (30) days after the end of such month, and the related balance sheet as of the end of such month, all in reasonable detail and certified by the chief financial officer of Guarantor, subject, however, to year-end audit adjustments;

(b)

Annual Statements. Guarantor shall deliver to Buyer, within ninety (90) days following the end of such fiscal year, audited financial statements of Guarantor, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Guarantor as of the end of, and for, such year;

(c)

Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Guarantor shall deliver to Buyer an officer’s certificate substantially in a form to be provided by Buyer which shall include funding and production volume reports for the previous month and evidence of compliance with all financial covenants;

(d)

Government Insuring Reports. Guarantor shall provide Buyer within thirty (30) days after the end of each quarter, or as requested by Buyer, the following government insuring reports (including 15 month history):

(i)	Loans Originated—Current Defaults and Claims Reported – United States (from FHA Connection):

(A)	Output option: all loans

(B)	Performance period: current period

(C)	All insured single family loans with a beginning amortization within the last two years

(ii)	HUD Pipeline/Uninsured Query:

(A)	Date range: use default

(B)	Sort by: originating ID in ascending order

(iii)	Indemnification Query:

(A)	Date range: last five years

(B)	Sort by: case # in descending order

(iv)	Late Endorsement Query:

(A)	Loan status: Active, claimed

(B)	Date range: last two year period

(C)	Sort by: # days closing to Endr pkg Rcvd in descending order

(e)	Investor report cards. If requested by Buyer, Guarantor shall deliver to Buyer the most recent report cards from all investors who purchase [***] or more of Guarantor’s production.

(f)

Monthly Collateral Tape. If requested by Buyer, Guarantor shall deliver a collateral tape including the data fields (to be determined) representing the Eligible Mortgage Loans subject to transactions under the Agreement as of the end of such month, acceptable to the Buyer in its sole discretion.

(g)

Hedging Reports. If requested by Buyer, Guild Parties shall deliver to Buyer, or cause to be delivered to Buyer, (i) a reconciliation report, in a form reasonably satisfactory to Buyer, including, without limitation, a report of all outstanding Transactions and their related Purchase Commitments, availability under unused Purchase Commitments and all amounts outstanding and available under other warehouse lines of credit, repurchase agreements and similar credit facilities, and (ii) a loan and rate lock position report and hedge report containing product level pricing and interest rate sensitivity analysis (shocks) or as requested by Buyer (data elements to be agreed upon). To the extent Guild Parties retain any Person(s) to perform hedging services on behalf of Guild Parties, Guild Parties hereby grant Buyer authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Buyer. Further, Guild Parties shall instruct such Person(s), upon reasonable notice from Buyer and during normal business hours, to answer candidly and fully, at no cost to Buyer, any and all questions that Buyer may address to them in reference to the hedging reports of Guild Parties. Guild Parties may have their representatives in attendance at any meetings between Buyer and such Person(s) held in accordance with this authorization.

(h)

Reports and Information Regarding Purchased Assets. Guild Parties shall deliver to Buyer, with reasonable promptness upon Buyer’s request: (i) copies of any reports related to the Purchased Assets and Underlying Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (x) with respect to all Underlying Assets other than Bond Loans – 1st Lien, the Ability to Repay Rule and, (y) with respect to all Underlying Assets other than Bond Loans – 1st Lien and Permitted Non-Qualified Mortgage Loans, the QM Rule, as applicable, and (iii) any other information in Guild Parties possession related to the Purchased Assets or Underlying Assets.

(i)

Other Reports. As may be reasonably requested by Buyer from time to time, Guild Parties shall deliver to Buyer, within thirty (30) days of filing or receipt (i) copies of all regular or periodic financial or other reports, if any, that Guild Parties file with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Guild Parties from any Approved Investor, Insurer or licensing authority. Guild Parties shall also deliver to Buyer, with reasonable promptness (x) if requested by Buyer, a detailed aging report of all outstanding loans on warehouse/ purchase/ repurchase facilities, and detail of all uninsured government loans in a form reasonably acceptable to Buyer and (y) such further information reasonably related to the business, operations, properties or financial condition of Guild Parties, in such detail and at such times as Buyer, in its sole and good faith discretion, may request. Guild Parties understand and agree that all reports and information provided to Buyer by or relating to Guild Parties may be disclosed to Buyer’s Affiliates.

9.2

Inspection of Properties and Books. At no cost to Buyer, Guild Parties shall permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of Guild Parties and their Affiliates and Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof, upon reasonable notice to Guild Parties at Guild Parties’ place of business during normal business hours. Further, Guild Parties will provide their accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the financial condition or affairs of Guild Parties and their Affiliates and Subsidiaries. Guild Parties may have their representatives in attendance at any meetings between the officers or other representatives of Buyer and Guild Parties’ accountants held in accordance with this authorization.

9.3

Notice. Guild Parties shall give Buyer prompt (but in no event later than three (3) Business Days after becoming aware (except for clause (s), with respect to which notice shall be provided no later than five (5) Business Days after receipt of such notice of settlement, or consent order by Guild Parties) written notice, in reasonable detail, of:

(a)	any and all material changes to the information set forth in the Application;

(b)

any action, suit or proceeding instituted by or against any Guild Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against any Guild Party, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than [***] of Guarantor’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Principal Agreements or (iv) questions or challenges compliance of any Purchased Asset with, (x) with respect to any Underlying Asset other than Bond Loans – 1st Lien, the Ability to Repay Rule or, (y) with respect to any Underlying Asset other than Bond Loans – 1st Lien and Permitted Non-Qualified Mortgage Loans, the QM Rule;

(c)	the filing, recording or assessment of any federal, state or local tax lien against it, or any of its assets;

(d)	the occurrence of any Potential Default or Event of Default;

(e)	the actual or threatened suspension, revocation or termination of any Guild Party’s licensing or eligibility, in any respect, as an approved, licensed lender, seller, mortgagee or servicer;

(f)

the suspension, revocation or termination of any existing credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans or residential mortgage-backed securities;

(g)

(x) any demand(s), whether on an individual or aggregate basis, by an Approved Investor or Insurer for (i) the repurchase of a mortgage loan(s) if the unpaid principal balance of the mortgage loan(s) subject to such demand(s) is equal to or greater than [***] or (ii) indemnification if the demanded indemnification amount(s) is equal to or greater than [***], or (y) the rejection of an Underlying Asset for purchase by an Approved Investor or other third party purchaser or the exclusion of an Underlying Asset from a securitization pool due to the objection of any party to such securitization, together with a report by such purchaser or other party and/or any other information received by the Guild Parties detailing the rationale for such rejection or exclusion; provided that notice and the required report and information shall be delivered to Buyer not more than two (2) Business Days following the occurrence of such rejection or exclusion;

(h)

any potential or existing Underlying Asset where a director, officer, shareholder, member, partner or owner of any Guild Party is the Mortgagor or guarantor or where the related Mortgaged Property is being sold by a director, officer, shareholder, member, partner or owner of such Guild Party;

(i)	any Purchased Asset or Underlying Asset ceases to be an Eligible Asset or Eligible Underlying Asset, as applicable;

(j)

any Approved Investor that threatens to set-off amounts owed by any Guild Party to such Approved Investor against the purchase proceeds owed by the Approved Investor to such Guild Party for the Purchased Assets (excluding amounts owed by such Guild Party to the Approved Investor which are directly related to the Underlying Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);

(k)	any change in the Executive Management or Key Personnel of any Guild Party;

(l)

any other action, event or condition of any nature that may reasonably be expected to lead to or result in a Material Adverse Effect with respect to any Guild Party or that, without notice or lapse of time or both, would constitute a default under any material agreement, instrument or indenture to which such Guild Party is a party or to which such Guild Party, its properties or assets may be subject;

(m)

any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where any Guild Party maintains its records with respect to the Purchased Items, or (iii) reincorporation or reorganization of any Guild Party under the laws of another jurisdiction;

(n)

upon any Guild Party becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against such Guild Party or any change or threatened change in Approval status, or the commencement of any Agency Audit, investigation, or the institution of any action or the threat of institution of any action against any Guild Party by any Agency, HUD, the FHA, the VA or the RD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, any Guild Party;

(o)

with respect to an Underlying Asset that is a Government Mortgage Loan, upon any Guild Party becoming aware of any fact or circumstance which would cause (a) such Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, as applicable, (b) the FHA, the VA or the RD to deny or reject a Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, respectively, or (c) the FHA, the VA or the RD to deny or reject any claim under any FHA Mortgage Insurance Contract, a VA Loan Guaranty Agreement or an RD Loan Guaranty Agreement, respectively;

(p)	upon any Guild Party becoming aware of any termination or threatened termination by any Agency of the Custodian as an eligible custodian;

(q)	any change to the date on which any Guild Party’s fiscal year begins from such Guild Party’s current fiscal year beginning date;

(r)

upon the earlier of (i) the certification of any Underlying Asset by a certifying custodian to an Agency that such Underlying Asset meets all of the criteria specified in the related Agency Guide for the securitization thereof, or (ii) the pooling of any Underlying Asset for the purpose of backing a Mortgage-Backed Security;

(s)

any settlement with, or issuance of a consent order by, any Governmental Authority, in which the fines, penalties, settlement amounts or any other amounts owed by any Guild Party thereunder exceeds [***] of Guarantor’s Tangible Net Worth in the aggregate;

(t)	upon any Guild Party becoming aware of any Control Failure with respect to an Underlying Asset that is an eMortgage Loan or any eNote Replacement Failure; and

(u)	upon any Guild Party entering into any mortgage financing facility (including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facility).

9.4

Existence, Etc. Each Guild Party shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for such Guild Party to conduct its business and to perform its obligations under the Principal Agreements, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9.5

Servicing of Mortgage Loans. Subject to Section 6.2 above, Guild Servicer shall subservice all Underlying Assets at Guild Servicer’s expense and without charge of any kind to Buyer. Guild Servicer may delegate its obligations hereunder to subservice the Underlying Assets (subject to Section 6.2) to an independent subservicer; provided that such independent subservicer and the related Servicer Notice has been approved by Buyer and such independent subservicer has executed a Servicer Notice with Buyer. The failure of Guild Servicer to obtain the prior approval of Buyer regarding the delegation of its subservicing obligations to an independent subservicer and/or the failure of the independent subservicer to execute and return to Buyer a Servicer Notice shall be considered an Event of Default hereunder. In any event, Guild Servicer or its delegate shall subservice such Underlying Assets with the degree of care and in accordance with the subservicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac and Ginnie Mae.

9.6

Evidence of Purchased Assets. Guild Parties shall indicate on their books and records (including its computer records) that each Purchased Asset has been included in the Purchased Items and, at the request of Buyer, place on each of its written records pertaining to the Purchased Assets a legend, in form and content satisfactory to Buyer, indicating that such Purchased Assets have been sold to Buyer.

9.7

Defense of Title; Protection of Purchased Items. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items and Underlying Asset Collateral against all adverse claims and demands of all Persons whomsoever. Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items or Underlying Asset Collateral and cause the Purchased Items and Underlying Asset Collateral to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller shall allow Buyer (a) to inspect any Mortgaged Property relating to an Underlying Asset; (b) to appear in or intervene in any proceeding or matter affecting any Purchased Asset or other Purchased Items or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Items or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against any Underlying Asset Collateral or other Purchased Items or against the related Mortgaged Property, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Underlying Asset and take any action it may deem appropriate to collect all amounts due and owing with respect to any Purchased Items or Underlying Asset Collateral or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Items or Underlying Asset Collateral or the rights of Buyer, shall be payable by Seller. Seller shall repay the same to Buyer upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until the day it is repaid.

9.8

Further Assurances. Each of the Guild Parties shall, at its expense, promptly procure, execute and deliver to Buyer, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Guild Parties in this Agreement.

9.9

Fidelity Bonds and Insurance. Guarantor shall maintain an insurance policy, in a form and substance satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Guild Parties, or any officer, director, employee or agent of Guild Parties, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by the Fannie Mae Guide. Following approval by Buyer of a specific insurance policy, Guild Parties shall not amend, cancel, suspend or otherwise change such policy without the prior written consent of Buyer.

9.10

Table-Funded Mortgage Loans. In connection with the funding of each new origination of a Wet Mortgage Loan or Dry Mortgage Loan that is an Eligible Mortgage Loan as to which the origination funds are being remitted to the closing table, Seller shall provide to the applicable Closing Agent (with a copy to Buyer), (i) the Irrevocable Closing Instructions, and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company. In no event shall Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 3.7(a)(i), Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions, and shall provide a copy of such Closing Protection Letter to Buyer; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.

9.11

Sharing of Information. Notwithstanding anything herein or in any other Principal Agreement to the contrary, Guild Parties shall allow Buyer to exchange information related to Guild Parties, the Transactions hereunder and the terms and conditions of the Principal Agreements with Persons who are providing or are contemplating providing credit of any kind to Guild Parties and Guild Parties shall permit each such Person to share such information with Buyer.

9.12

ERISA. As soon as reasonably possible, and in any event within fifteen (15) days after any Guild Party knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of such Guild Party setting forth details respecting such event or condition and the action, if any, that such Guild Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Guild Party or an ERISA Affiliate with respect to such event or condition):

(a)

any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with

Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(b)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by a Guild Party or an ERISA Affiliate to terminate any Plan;

(c)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Guild Party, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)

the complete or partial withdrawal from a Multiemployer Plan by a Guild Party, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by a Guild Party, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)

the institution of a proceeding by a fiduciary of any Multiemployer Plan against a Guild Party, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if a Guild Party, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

9.13

Additional Repurchase or Warehouse Facility. Guarantor shall maintain throughout the term of the Agreement, with nationally recognized and established counterparties (other than Buyer), mortgage loan repurchase or warehouse facilities that, in the aggregate: (i) provide funding in an amount equal to at least the Committed Amount and (ii) accommodate wet mortgage loans in an amount not less than the amount provided under the Agreement.

9.14

MERS. Each Guild Party will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Underlying Assets that are registered with MERS and, with respect to Underlying Assets that are eMortgage Loans, the maintenance of the related eNotes on the MERS Registry for as long as such Underlying Assets are so registered.

9.15

Agency Audit and Approval Maintenance. Each Guild Party shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (ii) provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its respective Approvals.

9.16

Most Favored Agreement. Each Guild Party agrees that should any Guild Party or any Affiliate thereof enter into a repurchase agreement (including, without limitation, a renewal of the Agreement), warehouse facility, guaranty or similar credit facility with any Person which by its terms provides more favorable terms with respect to any of the financial covenants or reporting requirements, then such Guild Party shall provide notice to Buyer and such terms of the Agreement shall be deemed automatically amended to include such more favorable terms, such that such terms operate in favor of Buyer or an Affiliate of Buyer. Each Guild Party further agrees to execute and deliver any new agreements or amendments to the Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties thereto. Further, at the request of Buyer, each Guild Party shall promptly provide Buyer with its financial covenants and any other covenants that Buyer deems material under any such current, future or modified third party agreement and/or copies of any personal and/or corporate guaranties required in connection with such third party agreement.

9.17	Financial Covenants and Ratios. Guarantor shall at all times comply with any financial covenants and/or financial ratios set forth in the Transactions Terms Letter.

9.18

Beneficial Ownership Certification. Each Guild Party shall at all times either (i) ensure that the such Guild Party has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects, or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects.

9.19

Special Purpose Entity Provisions. Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by the Principal Agreements; (b) not incur any Debt or obligation, secured or unsecured, direct or indirect, absolute or contingent, other than pursuant to the Principal Agreements; (c) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of its Affiliates other than the assets and transactions specifically contemplated by the Principal Agreements; (d) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its Governing Documents, or suffer same to be amended, modified or otherwise changed, without the Buyer’s prior written consent which shall not be unreasonably withheld; (g) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of applicable law); provided that (i) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet (if prepared) and (iii) Seller shall file its own tax returns if filed, except to the extent consolidation is required or permitted under applicable law; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (i) not enter into any transactions with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (j) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (k) not engage in or suffer any dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (l) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (m) will not hold itself out to be responsible for the debts or obligations of any other Person; (n) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (o) use separate stationery, invoices and checks bearing its own name; (p) allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (q) not pledge its assets to secure the obligations of any other Person except as contemplated under the Principal Agreements. Seller shall (i) be a Delaware limited liability company and (ii) not take any Insolvency Action with respect to itself.

9.20

Participation Interests as Securities. The parties acknowledge and agree that the Participation Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code. Each Guild Party covenants and agrees that the Participation Interests (i) are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Each Guild Party shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all Participation Interests to Buyer. Neither Seller nor Guarantor shall issue any new classes under existing Participation Certificates that are subject to Transactions hereunder without Buyer’s prior written consent, which shall not be unreasonably withheld.

9.21

Cross-Collateralization. Each Guild Party’s payment and performance of its obligations under the Agreement shall be cross-collateralized with any and all deposits of money or property or any other indebtedness at any time held or owing to Buyer or any of its Affiliates to or for the credit of the account of any Guild Party and its Affiliates under any agreement(s) between any Guild Party and its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, irrespective of whether or not Buyer and/or its Affiliates shall have made any demand thereunder and whether or not said obligations shall have matured.

ARTICLE 10

NEGATIVE COVENANTS

Each Guild Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of any Guild Party to be paid or performed under this Agreement, each Guild Party shall comply with the following:

10.1	[Reserved].

10.2

Debt. No Guild Party shall incur any additional material Debt without the prior written consent of Buyer, which shall not be unreasonably withheld, other than (i) the Existing Debt, (ii) Debt incurred with Buyer or its Affiliates, and (iii) usual and customary accounts payable for a mortgage company.

10.3	Lines of Business. No Guild Party shall engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

10.4

Debt and Subordinated Debt. No Guild Party shall, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, no Guild Party shall, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Guild Parties hereunder have been paid and performed in full.

10.5

Loss of Eligibility. No Guild Party shall, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause such Guild Party to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) days prior written notice to Buyer.

10.6

Loans to Officers, Employees and Shareholders. No Guild Party shall, either directly or indirectly, without the prior written consent of Buyer, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Seller in an aggregate amount exceeding [***] of such Guild Party’s Tangible Net Worth; provided, however, that each Guild Party shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of such Guild Party without the prior written consent of Buyer; provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof, (ii) such Person is also a Guarantor and (iii) such loan or advance is clearly reflected on such Guild Party’s financial reports provided to Buyer.

10.7

Liens on Purchased Assets and Purchased Items. Each Guild Party acknowledges that with respect to each Transaction it shall have sold the Purchased Assets and related Purchased Items and Underlying Asset Collateral and shall have granted to Buyer a first priority security interest in such assets in the event such Transaction is deemed a loan. Accordingly, each Guild Party shall not create, incur, assume or suffer to exist any lien upon the Purchased Assets or the Purchased Items, other than as granted to Buyer herein.

10.8

Transactions with Affiliates. No Guild Party shall, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that each Guild Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of such Guild Party’s mortgage banking business and (ii) such transaction is upon fair and reasonable terms no less favorable to such Guild Party had such Guild Party entered into a comparable arm’s-length transaction with a Person which is not an Affiliate.

10.9

Consolidation, Merger, Sale of Assets and Change of Control. No Guild Party shall, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets, (d) form or enter into any partnership, joint venture, syndicate or other combination which could have a Material Adverse Effect; or (e) allow a Change of Control to occur with respect to such Guild Party, without prior written consent of Buyer; provided, however, that such Guild Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if such Guild Party is the surviving and controlling entity and (ii) in the ordinary course of Guarantor’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

10.10

Payment of Dividends and Retirement of Stock. If a Potential Default or an Event of Default has occurred and is continuing or will occur as a result of such payments, Guild Parties shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Guild Parties, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guild Parties.

10.11

Purchased Items. No Guild Party shall attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement) any of the Purchased Assets or other Purchased Items or Underlying Asset Collateral or any interest therein. No Guild Party shall, without prior written consent of Buyer, amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Purchased Item.

10.12

Secondary Marketing, Underwriting, Third Party Origination and Interest Rate Risk Management Practices. Guarantor shall not, without the prior written approval of Buyer, which shall not be unreasonably withheld, change in any material respect any secondary marketing, underwriting, third party origination and interest rate risk management practices of Guarantor that exist as of the Effective Date. By way of example but not limitation, any material change to Guarantor’s hedging strategy or any change to add third party origination shall be considered material changes subject to the prior written approval of Buyer. The fact that Guarantor may from time to time disclose to Buyer in writing proposed changes in such practices after the date hereof shall not be deemed Buyer’s consent to or written approval thereof unless Buyer has indicated written approval of such changes. It shall be deemed an Event of Default hereunder if Guarantor changes any of the foregoing practices without having obtained such prior written approval from Buyer.

10.13	[Reserved].

10.14

Regulation W. No Guild Party shall use the proceeds from the transfer of funds from Buyer to any Guild Party to effect transactions with any affiliate (as defined in 12 CFR §223.2 or 12 USC §371c) of Buyer.

ARTICLE 11

DEFAULTS AND REMEDIES

11.1	Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(a)

failure of Seller to (A)(i) repurchase the Purchased Assets (or obtain the release of Underlying Assets upon repayment of the related Repurchase Price) on the applicable Repurchase Date, (ii) repurchase the Purchased Assets (or obtain the release of Underlying Assets upon repayment of the related Repurchase Price) pursuant to Section 2.10, or (iii) perform its obligations under Section 6.3(b), or (B) failure of any Guild Party to pay any other amount due under the Principal Agreements within [***] following the applicable due date;

(b)

(i) any Guild Party or any of their respective Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between any Guild Party or any of their respective Subsidiaries or Affiliates, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) any Guild Party or any of their respective Subsidiaries or Affiliates shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by any Guild Party or any of their respective Subsidiaries or Affiliates on the one hand, and any third party on the other, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder or shall otherwise fail to pay a matured Debt obligation in excess of [***];

(c)	(reserved);

(d)	(reserved);

(e)

any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by any Guild Party or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and such occurrence shall not have been remedied within [***] (other than the representations and warranties set forth in Section 8.2 which shall be considered solely for the purpose of determining the Asset Value of the Underlying Assets; unless (i) such Guild Party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer to be materially false or misleading on a regular basis, in which case there shall be no such cure period);

(f)

the failure of any Guild Party to perform, comply with or observe any term, covenant or agreement applicable to such Guild Party as contained in Articles 9 and 10 of this Agreement, irrespective of any cure period;

(g)

the failure of any Guild Party to perform, comply with or observe any other term, covenant or agreement applicable to such Guild Party as contained in this Agreement and such occurrence shall not have been remedied within [***] after receipt of notice from Buyer of such occurrence;

(h)

an Insolvency Event shall have occurred with respect to any Guild Party or any of their respective Affiliates or Subsidiaries; or any Guild Party shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements; or Buyer shall have determined in good faith that any Guild Party is unable to meet its financial commitments as they come due;

(i)

one or more judgments or decrees shall be entered against any Guild Party or any of its Affiliates or Subsidiaries involving a liability of [***] or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within [***] after entry thereof;

(j)

any Plan maintained by any Guild Party, any Subsidiary of any Guild Party or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof any Guild Party’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than [***] (or in the case of a termination involving any Guild Party as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(k)

any Guild Party or any Subsidiary of any Guild Party or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding [***], or (ii) an aggregate amount exceeding [***];

(l)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Guild Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Guild Party or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (v) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (vii) the assets of any Guild Party, any Subsidiary of any Guild Party, or any ERISA Affiliate become plan assets within the meaning of 29 CFR 2510.3-101 as modified by Section 3(42) of ERISA;

(m)

any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of any Guild Party or any its Affiliates or Subsidiaries; (ii) displace the management of any Guild Party or any of its Affiliates or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or any of its Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (u) shall not have been discontinued or stayed within [***];

(n)

any Guild Party shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Principal Agreements or Buyer’s interest in any Purchased Asset or other Purchased Items or Underlying Asset Collateral;

(o)	a default shall occur under the Guaranty that continues beyond the expiration of any applicable grace period or the Guarantor shall otherwise fail to perform its obligations under the Guaranty or, if an individual, shall be incapable of performing its obligations thereunder due to death, incapacity or otherwise;

(p)	a Material Adverse Effect shall occur with respect to any Guild Party;

(q)	a change in any Key Personnel or Executive Management shall occur, if applicable;

(r)

any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Seller of the Custodial Agreement), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Items;

(s)

(i) a breach of any of any Guild Party’s or Servicer’s subservicing obligations, including, but not limited to, its failure to deposit any funds required to be deposited under Section 6.2(g) into the Custodial Account, or (ii) a Servicer Termination Event shall occur and Guild Parties have not (A) appointed a successor servicer acceptable to Buyer and (B) delivered a fully executed Servicer Notice with such successor servicer, in each case within [***] following the occurrence of such Servicer Termination Event;

(t)	if any Guild Party is a member of MERS, any Guild Party’s membership in MERS is terminated for any reason;

(u)	failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(v)	a default shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement;

(w)	any Guild Party shall fail to maintain all requisite Approvals;

(x)	a Change of Control shall occur with respect to any Guild Party;

(y)

Guarantor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or reference of similar import; or

(z)

any Guild Party has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by such Guild Party thereunder exceeds [***] in the aggregate; provided that an Event of Default shall be deemed not to occur if Buyer, in its sole discretion, within [***] following receipt of notice from Guarantor pursuant to Section 9.3(n), of any Guild Party’s entry into any such settlement or consent order, provides written approval to such Guild Party (which may be via electronic mail), that such settlement or consent order by such Guild Party is acceptable to Buyer.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s reasonable discretion and each Guild Party hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

11.2

Remedies. Upon the occurrence of an Event of Default, Buyer may, by notice to Guild Parties, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1(h), (m), or (n), notwithstanding that Buyer may not have provided any such notice to Guild Parties. Further, it is understood and agreed that upon the occurrence of an Event of Default, each Guild Party shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall any Guild Party declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of any Guild Party’s property and assets to any Person without the prior written consent of Buyer. Upon the occurrence of any Event of Default, Buyer may also, at its option, exercise any or all of the following rights and remedies:

(a)	enter the office(s) of any Guild Party and take possession of any of the Purchased Assets and Underlying Assets and Underlying Asset Collateral including any records relating thereto;

(b)

communicate with and notify Mortgagors of the Underlying Assets and obligors under other Underlying Assets or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Underlying Assets have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee; settle compromise, or release, in whole or in part, any amounts owing on the Underlying Assets or any portion of the Underlying Assets, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Underlying Assets; and where any Underlying Asset is in default, foreclose upon and enforce security interests in, such Underlying Asset by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(c)

collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Underlying Assets requiring servicing and/or perform any obligations required in connection with Purchase Commitments, with all of any such third party’s fees to be paid by Guild Parties. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Underlying Assets, Buyer may take possession of and open any mail addressed to any Guild Party, remove, collect and apply all payments for any Guild Party, sign any Guild Party’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Guild Parties shall promptly forward to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, both in paper and electronic format, in each case, as same relate to the Underlying Assets;

(d)	proceed against any Guild Party under this Agreement or against any Guarantor(s) under their respective Guaranty, or both;

(e)

either (x) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Items or Underlying Asset Collateral on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Purchased Items or Underlying Asset Collateral at any public or private sale; provided, further, that any Guild Party shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit; or (y) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Items or Underlying Asset Collateral, to give any Guild Party credit for such Purchased Items or Underlying Asset Collateral (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Underlying Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Guild Parties hereunder. Guild Parties shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence;

(f)	enter into one or more hedging arrangements covering all or a portion of the Purchased Items or Underlying Asset Collateral; and/or

(g)	pursue any rights and/or remedies available at law or in equity against any Guild Party.

11.3

Treatment of Custodial Account. During the existence of a Potential Default or an Event of Default, notwithstanding any other provision of this Agreement, no Guild Party shall have the right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the existence of an Event of Default, Guild Parties shall promptly remit to or at the direction of Buyer all funds related to the Purchased Assets in the Custodial Account.

11.4

Sale of Purchased Assets. Following an Event of Default, Buyer may securitize or otherwise sell the Purchased Assets with no obligation to reacquire title as provided in Section 6.6 and Buyer shall incur no liability as a result of such transaction. For the avoidance of doubt, Buyer may sell the Purchased Assets as part of a pool comprised of, all or part of, the Purchased Assets and other mortgage loans owned by Buyer; in such instance, the value of the Purchased Assets shall be determined on a pro rata basis. Each Guild Party hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Purchased Assets, or any part thereof, to more than one offeree.

11.5

No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Guild Parties. Guild Parties further waive any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or Underlying Asset Collateral or pursue its rights and remedies as against the Purchased Assets or Underlying Asset Collateral in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Guild Parties against holders of mortgages prior in lien to the lien of any Purchased Items or Underlying Asset Collateral or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Guild Parties. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.6

No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Guild Parties hereby expressly waive, to the extent permitted by law, any right Guild Parties might otherwise have to require Buyer to enforce its rights by judicial process. Guild Parties also waive, to the extent permitted by law, any defense Guild Parties might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Guild Parties recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

11.7

Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Items or Underlying Asset Collateral, including, without limitation, payment of delinquent Taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.2(f), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.

11.8	Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets or Underlying Asset Collateral shall be applied by Buyer:

(a)

first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

(b)	second, to the costs of cover and/or related hedging transactions;

(c)	third, to the payment of any other amounts due under this Agreement other than the aggregate Repurchase Price;

(d)	fourth, to the payment of the aggregate Repurchase Price;

(e)	fifth, to all other obligations owed by Guild Parties under this Agreement and the other Principal Agreements; and

(f)	sixth, in accordance with Buyer’s exercise of its rights under Section 11.9 hereof.

11.9	Rights of Set-Off. Buyer shall have the following rights of set-off:

(a)

If Guild Parties shall default in the payment or performance of any of its obligations under this Agreement, Buyer shall have the right, at any time, and from time to time, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller against and on account of the obligations and liabilities of any Guild Party under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Underlying Assets or other third parties. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by any Guild Party to Buyer with respect to any other Transaction. Buyer may set off cash, the proceeds of any liquidation of the Purchased Items and Underlying Asset Collateral and all other sums or obligations owed by Buyer to such Guild Party against all of Guild Parties’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Guild Parties after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b)

In addition to the rights in subsection (a), Buyer and its Affiliates (collectively, the “Bank of America Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entity to or for the credit of the account of each Guild Party and its Affiliates against and on account of the obligations of Guild Parties under any agreement(s) between a Guild Party and/or its Affiliates, on the one hand, and the Bank of America Related Entity, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Bank of America Related Entity. If a Bank of America Related Entity other than Buyer intends to exercise its right to set-off in this subsection (b), such Bank of America Related Entity shall provide Guild Parties prior notice thereof, and upon Guild Parties’ receipt of such notice, if the basis for such right to set-off is a Guild Party’s breach or default of its obligations to the Bank of America Related Entity, Guild Parties shall have [***] to cure any such breach or default in order to avoid such set-off.

11.10

Reasonable Assurances. If, at any time during the term of the Agreement, Buyer has reason to believe that any Guild Party is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then, Buyer shall have the right to demand, pursuant to notice from Buyer to Guild Parties specifying with particularity the alleged act, error or omission in question, reasonable assurances from Guild Parties that such a belief is in fact unfounded, and any failure of Guild Parties to provide to Buyer such reasonable assurances in form and substance reasonably satisfactory to Buyer, within the time frame specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. Guild Parties hereby authorize Buyer to take such actions as may be necessary or appropriate to confirm the continued eligibility of Guild Parties for Transactions hereunder, including without limitation (i) ordering credit reports and/or appraisals with respect to any Underlying Asset, (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers, and (iii) performing due diligence reviews on the Underlying Assets and related Mortgage Loan Files pursuant to Section 6.7.

ARTICLE 12

INDEMNIFICATION

12.1

Indemnification. Each Guild Party shall indemnify and hold harmless each of the Bank of America Related Entities and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of its counsel) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the Principal Agreements, any other document referred to therein or any of the transactions contemplated thereby, or any Purchased Items or Underlying Asset Collateral or any Guild Party’s obligations thereunder, unless caused by the gross negligence or willful misconduct of the Bank of America Related Entities. Each Guild Party also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

12.2

Reimbursement. Guild Parties shall reimburse the Bank of America Related Entities for all expenses required in the Transactions Terms Letter to be reimbursed when they become due and owing. In addition, Guild Parties agree to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets or the Underlying Assets or Underlying Asset Collateral prior to the Effective Date or pursuant to Section 6.7, or otherwise, (ii) the development, preparation and execution of, and any amendment, supplement or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iii) all the reasonable fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.

12.3	Payment of Taxes

(a)

All payments made by any Guild Party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), but excluding income taxes (however denominated), branch profits taxes and franchise taxes imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (such exclusions from Taxes, “Excluded Taxes”), all of which shall be paid by a Guild Party for its own account not later than the date when due. If any Guild Party is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Indemnified Taxes (as defined below), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Guild Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing, excise, property or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement (“Other Taxes”). Taxes other than Excluded Taxes shall be referred to in this Agreement as “Indemnified Taxes.”

(b)

Each Guild Party shall, within ten (10) days after demand therefor, indemnify and hold Buyer harmless from and against the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes or Other Taxes delivered to any Guild Party by Buyer shall be conclusive absent manifest error.

(c)

Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Guild Parties of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide Guild Parties with the appropriate IRS forms prescribed by this Section 12.3(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Indemnified Taxes or indemnification under Section 12.3(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Guild Parties shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(d)

Nothing contained in this Section 12.3 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.

12.4

Buyer Payment. If any Guild Party fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of such Guild Party by Buyer, in its discretion and Guild Parties shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.

12.5

Agreement Not to Assert Claims. Each Guild Party agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

12.6

Survival. Without prejudice to the survival of any other agreement of Guild Parties hereunder, the covenants and obligations of each Guild Party contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Items by Buyer against full payment therefor.

ARTICLE 13

TERM AND TERMINATION

13.1

Term. Provided that no Event of Default or Potential Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Expiration Date. Following expiration or termination of this Agreement, all amounts due Buyer under the Principal Agreements shall be immediately due and payable without notice to Guild Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guild Parties in default, all of which are hereby expressly waived by each Guild Party.

13.2	Termination.

(a)

Buyer may, with or without cause, terminate this Agreement at any time by providing [***] notice to Guild Parties. Each Guild Party acknowledges and understands that Buyer is under no obligation whatsoever to continue the term of this Agreement for any period of time and may terminate this Agreement at any time for any reason. By way of example but not limitation, Buyer may immediately terminate this Agreement by providing notice to Guild Parties if (i) this Agreement or any Transaction is deemed by a court or by statute to not constitute a “repurchase agreement,” a “securities contract,” or a “master netting agreement,” as each such term is defined in the Bankruptcy Code, (ii) payments or security offered hereunder are deemed by a court or by statute not to constitute “settlement payments” or “margin payments” as each such term is defined in the Bankruptcy Code, (iii) this Agreement or any Transaction is deemed by a court or by statute not to constitute an agreement to provide financial accommodations as described in Bankruptcy Code Section 365(c)(1) or (iv) Buyer determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of any Guild Party, its officers, directors, employees, agents and/or its representatives with respect to any of any Guild Parties’ obligations, responsibilities or actions undertaken in connection with this Agreement. Further, Buyer may, without cause and for any reason whatsoever, terminate this Agreement with respect to the Uncommitted Amount at any time pursuant to Section 2.1.

(b)

Upon termination of this Agreement for any reason, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice to Guild Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guild Parties in default, all of which are hereby expressly waived by each Guild Party. Further, any termination of this Agreement shall not affect the outstanding obligations of Guild Parties under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Guild Parties for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3

Extension of Term. Upon mutual agreement of Guild Parties and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer, in its sole and good faith discretion, may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Each Guild Party acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14

GENERAL

14.1

Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Guild Parties agree that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and Servicing Rights of the Underlying Assets are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Underlying Assets by having the ability to sell the Servicing Rights related to such Underlying Assets free from any claims or encumbrances. Further, the fact that Seller or the Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Seller or the Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change the intent of Guild Parties and Buyer regarding the integral and non-severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of the Participation Interests in the Servicing Rights related to the Underlying Assets.

14.2

Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3

No Waiver. No failure or delay on the part of Guild Parties or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Guild Parties and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4

Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Guild Parties or Buyer would otherwise have. No notice or demand on Guild Parties in any case shall entitle Guild Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5

Assignment. The Principal Agreements may not be assigned by any Guild Party. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets and other Purchased Items and Underlying Asset Collateral, may, at any time, be transferred or assigned, in whole or in part, by Buyer, and upon providing notice to Guild Parties of such transfer or assignment, any transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against Guild Parties.

14.6	Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7

Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Buyer and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Guild Parties were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Guild Parties shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Buyer.

14.8

Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9	Additional Instruments. Guild Parties shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10

Survival. All representations, warranties, covenants and agreements herein contained on the part of Guild Parties shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Guild Parties hereunder to be performed.

14.11	Notices.

(a)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

If to Guild Parties:	The address set forth in the Transactions Terms Letter

If to Buyer:

Bank of America, N.A.

31303 Agoura Road

Mail Code: CA6-917-02-63

Westlake Village, California 91361

Attention: Adam Gadsby, Managing Director

Telephone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Facsimile: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

E-mail: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Director, Mortgage Finance

Telephone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Facsimile: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

E-mail: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

and

Bank of America, N.A.

One Bank of America Center

150 North College Street

Mail Code: NC1-028-24-02

Charlotte, North Carolina 28255

Attention: Greg Lumelsky, Assistant General Counsel

Telephone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Facsimile: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).

If to Guild Parties:         The email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]
[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

14.12

Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14.13

Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes. and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.14

Waiver of Jury Trial. Each of Guild Parties and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.

14.15

Counterparts. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.

This Agreement may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

14.16	Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.17

Joint and Several Liability of Each Guild Party. To the extent there is more than one Person which is named as a Seller under this Agreement, each such Person shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of “Seller” as contained herein and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability. Each such Seller acknowledges and agrees that (a) a Potential Default or an Event of Default is hereby considered a Potential Default or an Event of Default by each Seller, and (b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller. Each such Seller hereby waives any defense to its obligations under this Agreement or any other Principal Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other. A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller.

14.18

Confidential Information. To effectuate this Agreement, Buyer and Guild Parties may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:

(a)	not to use the Confidential Information except in furtherance of this Agreement;

(b)

to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(c)

not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Guild Parties with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Guild Parties.

In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Guild Parties in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Guild Parties’ direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; (vi) the Guild Parties’ regulators; or (vii) to Guild Parties’ other lenders and secondary market investors, provided that in the case of (ii), (iii) and (iv), Guild Parties shall take reasonable actions to provide Buyer with prior written notice; provided, further, that in the case of (vii) such disclosure shall only specify the (x) Aggregate Transaction Limit and (y) existence and term of this Agreement; provided, further, that in the case of (iv), Guild Parties shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Guild Parties have (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.

If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.

14.19	Intent. Guild Parties and Buyer recognize and intend that:

(a)

this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Related Credit Enhancement in Section 6.1 hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Guild Parties and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);

(b)

Buyer’s right to liquidate the Purchased Items and Underlying Asset Collateral delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, (ii) comply with a Margin Call, or (iii) satisfy the provision of Guarantees and/or additional security agreements to provide enhancements to satisfy a deficiency in the Over/Under Account, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5);

(c)

any payments or transfers of property by Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8); and

(d)

each of (i) the Guarantees and/or additional security agreements delivered by Guarantor to Buyer pursuant to Section 2.9 hereof, (ii) the pledge of the amounts on deposit or held in the Over/Under Account pursuant to Section 3.5(e) hereof, and (iii) the pledge of the servicing rights and ancillary collateral related to the Purchased Items and Underlying Asset Collateral in Section 6.1 hereof, each constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

14.20

Right to Liquidate. It is understood that either party’s right to liquidate Purchased Items and Underlying Asset Collateral delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 559 of the Bankruptcy Code.

14.21

Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.

14.22

Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.

14.23	[Reserved].

14.24

Examination and Oversight by Regulators. Guild Parties agree that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Guild Parties shall comply with all requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.

14.25	[Reserved].

14.26

Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

14.27

ISDA Stay Protocol. Buyer and each Guild Party agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) if clause (i) does not apply, to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org, and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Buyer shall be deemed a “Covered Entity” and each Guild Party shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Buyer replaced by references to the covered affiliate support provider.

14.28

Amendment and Restatement. Buyer and Guarantor entered into the Original Agreement. Buyer and Guild Parties desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety. The amendment and restatement of the Original Agreement shall become effective on the Effective Date, and each of Buyer and each Guild Party shall hereafter be bound by the terms and conditions of this Agreement and the other Principal

Agreements. This Agreement amends and restates the terms and conditions of the Original Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Original Agreement. Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Original Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect. For the avoidance of doubt, it is the intent of Buyer and Guarantor that the security interests and liens granted in the Purchased Assets pursuant to Section 6.1 of the Original Agreement shall continue in full force and effect. All references to the Original Agreement in any Principal Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. As between Buyer and Guild Parties, notwithstanding that one or more Principal Agreements may refer to the Guarantor as the seller thereunder, such reference shall not impact the validity or enforceability of such Principal Agreement in any respect, and to the extent necessary in the context thereof, such reference shall be deemed to refer to the applicable Guild Party hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	BANK OF AMERICA, N.A.

By: /s/ Adam Robitshek
Name: Adam Robitshek
Title: Director

SELLER:	GUILD MORTGAGE CO SPE W40, LLC

By: Guild Mortgage Company, its Manager

By: /s/ Amber Elwell
Name: Amber Elwell
Title: CFO

ACKNOWLEDGED AND AGREED TO BY:

GUILD MORTGAGE COMPANY

By: /s/ Amber Elwell
Name: Amber Elwell
Title: CFO

GUILD MORTGAGE COMPANY, LLC

By: /s/ Amber Elwell
Name: Amber Elwell
Title: CFO

Signature Page to Amended and Restated Master Repurchase Agreement (BANA/Guild)

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.

Acceptable Title Insurance Company: A nationally recognized title insurance company that has not been disapproved by Buyer in a writing provided to Guild Parties.

Accepted Servicing Practices: With respect to any Underlying Asset, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Underlying Asset in the jurisdiction where the related Mortgaged Property is located.

Acknowledgement of Confidentiality of Password Agreement: That certain Acknowledgement of Confidentiality of Password Agreement attached hereto as Exhibit I.

Additional Underlying Assets: Those additional Eligible Underlying Assets related to the additional Participation Interests or cash provided by Seller to Buyer pursuant to Section 6.3 of this Agreement.

Affiliate: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

Agency: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

Agency-Required eNote Legend: The legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit 18 to the DB Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.

Agency Audit: Any Agency, HUD, FHA, VA and RD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RD).

Agency Documents: The documents set forth on Exhibit 16 to the Custodial Agreement and all additional documents as may be required, supplemented or modified from time to time by the applicable Agency.

Agency Eligible Escrow Mortgage Loan: An Agency Eligible Mortgage Loan or Government Mortgage Loan in respect of which (i) the full original principal amount of such Mortgage Loan has not been fully advanced or disbursed as of the related origination date, (ii) all subsequent advances or disbursements are made in accordance with the Agency Guides and (iii) has been approved by Buyer in its sole discretion.

Agency Eligible Mortgage Loan: A Mortgage Loan that is originated in Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.

Agency Guides: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations, the VA Regulations or the RD Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected within ten (10) days of receiving notice of such or (ii) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, at the request of Guild Parties and as to which (x) Guild Parties have given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.

Agency Program: The Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.

Aggregate Outstanding Purchase Price: The aggregate outstanding Purchase Price of all Transactions or specified Purchased Assets (and related Underlying Assets), as the case may be, as of any date of determination.

Aggregate Transaction Limit: The maximum aggregate principal amount of Transactions (measured by the related outstanding Purchase Price) that may be outstanding at any one time, as set forth in the Transactions Terms Letter.

Anti-Money Laundering Laws: As defined in Section 8.1(dd) of this Agreement.

Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR or a Successor Rate and (ii) 0%. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis.

Application: The application or “Buyer Application Profile,” including all supporting documentation, submitted by Guild Parties to Buyer with respect to this Agreement.

Approvals: With respect to Guild Parties, the approvals obtained by the applicable Agency, HUD, the FHA, the VA or the RD in designation of Guarantor as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, a FHA-approved mortgagee, a VA-approved lender, an RD-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

Approved Investor: Any Agency, any private institution or Governmental Authority as approved by Buyer in its sole and good faith discretion, purchasing such Underlying Assets or Mortgage-Backed Securities on a forward basis from Seller pursuant to a Purchase Commitment.

Approved Payee: As defined in the Transactions Terms Letter and as described in Section 3.7 of this Agreement.

Asset: A Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.8, as the context may require.

Asset Data Record: A document containing the information set forth on Buyer’s website(s), which may be amended, supplemented and modified from time to time as further set forth in the Handbook or such other information as Buyer may reasonably request from time to time, completed by Seller and submitted to Buyer with respect to each Eligible Underlying Asset.

Asset Value: With respect to each Purchased Asset and Underlying Asset and for any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3, and, in the case of each Underlying Asset, as shall include the Participation Interests in the related Servicing Rights:

(a)    if the Underlying Asset has Standard Status, the product of the related Type Purchase Price Percentage and the least of: (i) the Market Value of such Underlying Asset; (ii) the unpaid principal balance of such Underlying Asset; (iii) the purchase price paid by Seller for such Underlying Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, as evidenced by the related Purchase Commitment, if applicable;

(b)    if the Underlying Asset is a Noncompliant Asset, the product of the related Type Purchase Price Percentage for a Noncompliant Asset and the least of: (i) the Market Value of such Underlying Asset; (ii) the unpaid principal balance of such Underlying Asset; (iii) the purchase price paid by Seller for such Underlying Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, as evidenced by the related Purchase Commitment, if applicable; or

(c)    if the Underlying Asset is a Defective Asset, zero. For the avoidance of doubt, the Asset Value of a Participation Interest shall be derived from the sum of the Asset Values of the Underlying Assets held by Guarantor.

Assignment: A duly executed assignment to Buyer in recordable form of an Underlying Asset, of the indebtedness secured thereby and of all documents and rights related to such Underlying Asset.

Assignment of Closing Protection Letter: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit F hereto.

Assignment of Fidelity Bond and Errors and Omission Policy: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Fidelity Bond and Errors and Omissions Policy, substantially in the form of Exhibit G hereto.

Authoritative Copy: With respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.

Bailee Agreement: A bailee agreement or bailee letter that is in a form acceptable to Buyer.

Bailee Letter: As defined in the DB or BONY Custodial Agreement.

Bankruptcy Code: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

Beneficial Ownership Certification: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Bilateral Agreement: As defined in Section 14.27 of this Agreement.

Bilateral Terms: As defined in Section 14.27 of this Agreement.

Bond Loans – 1st Liens: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.

Bond Loans – 2nd Liens: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.

BONY Custodial Agreement: That certain Custodial Agreement, dated as of March 20, 2012, among Buyer, Guarantors and BONY Custodian, as the same may be amended, supplemented or otherwise modified from time to time.

BONY Custodian: The Bank of New York Mellon Trust Company, N.A. and its permitted successors under the BONY Custodial Agreement.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be published on Buyer’s website(s).

Calculation Period: With respect to: (a) the Payment Date occurring in the month following the end of the first calendar quarter following the Effective Date, the period beginning on the Effective Date and ending on the last day of the calendar quarter in which such Effective Date occurs, (b) for each subsequent Payment Date, the prior calendar quarter and (c) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the calendar quarter in which such termination is to occur and ending on the Expiration Date.

Capital Stock: As to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).

Cash Equivalents: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or p-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Change of Control: Change of Control shall mean any of the following, with respect to any Person:

(a)    if such Person is a corporation, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of such Person under an employee benefit plan of such Person, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of any Guild Party representing [***] of (A) the outstanding shares of common stock of such Person or (B) the combined voting power of such Person’s then-outstanding securities;

(b)    if such Person is a legal entity other than a corporation, the majority voting control of such Person, or its equivalent, under such Person’s governing documents is transferred to any Person;

(c)    such Person is party to a merger or consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

(d)    the sale or disposition of all or substantially all of any Guild Party’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(e)    the dissolution or liquidation of any Guild Party;

(f)    if such Person is a Delaware limited liability company, any Guild Party enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated;

(g)    Guarantor ceases to own directly or indirectly [***] of the Capital Stock of Seller; or

(h)    any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Closed-End Second Lien Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing and underwritten in accordance with Seller’s underwriting guidelines for second lien mortgages, as the same have been approved by Buyer.

Closing Agent: The Person designated by Guild Parties and approved by Buyer in accordance with Section 3.7 to receive Purchase Prices from Buyer, for the account of Guild Parties, for the purpose of (i) funding an Underlying Asset or (ii) in the case of a new origination Wet Mortgage Loan or Dry Mortgage

Loan as to which the origination funds are being remitted to the closing table, originating such Mortgage Loan in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being originated.

Closing Protection Letter: A document issued by a title insurance company to Guild Parties and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Guild Parties and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

COBRA: As defined in Section 8.1(l) of this Agreement.

Code: The Internal Revenue Code of 1986, as amended.

Committed Amount: The portion of the Aggregate Transaction Limit that is committed, as set forth in the Transactions Terms Letter.

Confidential Information: As defined in Section 14.18 of this Agreement.

Contingent Obligations: Any obligation of Guild Parties arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided, however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Buyer.

Control: With respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

Control Failure: With respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry (other than pursuant to a Bailee Letter), (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the DB Custodial Agreement, or (iv) if the DB Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the DB Custodial Agreement.

Controller: With respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

Conventional Conforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.

Correspondent Mortgage Loan: A Mortgage Loan originated by a third party originator and acquired by Guarantor in accordance with Guarantor’s correspondent Mortgage Loan program.

Current Assets: Those assets set forth in the consolidated balance sheet of Guild Parties, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will by their terms or disposition be converted to cash within one (1) year of the date of the determination.

Current Liabilities: Those liabilities set forth in the consolidated balance sheet of Guild Parties, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one (1) year of the date of determination.

Custodial Account: A segregated time or demand deposit account for the benefit of Buyer with an Eligible Bank, which shall be only be established and maintained by Seller if requested by Buyer.

Custodial Agreement: Each of the BONY Custodial Agreement and DB Custodial Agreement, individually or collectively, as the context may require.

Custodian: Each of BONY Custodian and DB Custodian, individually or collectively, as the context may require, or such other custodian selected by Buyer.

DB Custodial Agreement: That certain Custodial Agreement, to be entered into among Buyer, Guarantors and DB Custodian, as the same may be amended, supplemented or otherwise modified from time to time.

DB Custodian: Deutsche Bank National Trust Company and its permitted successors under the DB Custodial Agreement.

Debt: The debt of Guild Parties consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by Guild Parties, even though Guild Parties have not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of Guild Parties; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations.

Default Rate: As determined by Buyer’s in its sole discretion, a rate up to the lesser of (i) a rate equal to the sum of (a) the Applicable Pricing Rate, (b) the related Type Margin and (c) [***] and (ii) the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.

Defective Asset: An Underlying Asset:

(a)       that is not or at any time ceases to be an Eligible Underlying Asset;

(b)       that has not been repurchased within the Maximum Dwell Time for a Noncompliant Asset or is ineligible to be a Noncompliant Asset because the Aggregate Outstanding Purchase Price of other Underlying Assets that are deemed to be Noncompliant Assets is equal to or exceeds the permitted

Type Sublimit for Noncompliant Assets (to the extent any such Type Sublimit is set forth in the Transactions Terms Letter);

(c)       that is a Mortgage Loan and is the subject of fraud by any Person involved in the origination of such Mortgage Loan;

(d)       that is a Mortgage Loan and the related Mortgaged Property is the subject of material damage or waste and such damage or waste shall not have been remedied within [***] after receipt of notice from Buyer to do so;

(e)       for which any breach of a warranty or representation set forth in Section 8.2 occurs;

(f)       that is a Mortgage Loan where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any applicable grace period.

Delaware LLC Act: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

Delegatee: With respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

Depository: The Federal Reserve Bank of New York, or as otherwise defined in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.

Dividing LLC: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

Division: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

Dry Mortgage Loan: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer, prior to the payment of the Purchase Price.

Effective Date: That effective date set forth in the Transactions Terms Letter.

Electronic Agent: MERSCORP Holdings, Inc., or its successor in interest or assigns.

Electronic Record: With respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage Loan File electronically created and that are stored in an electronic format, if any.

Electronic Tracking Agreement: One or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Purchased Mortgage Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer.

Eligible Asset: With respect to any Transaction, from an after the related Purchase Date, an Eligible Participation Interest.

Eligible Underlying Asset: With respect to any Transaction (i) from and after the related Purchase Date, an Eligible Mortgage Loan, and (ii) from and after the related Pooling Date, an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.

Eligible Bank: A bank selected by Guild Parties and approved by Buyer in writing and authorized to conduct trust and other banking business in any state in which Guild Parties conduct operations.

Eligible Mortgage Loan: An Underlying Asset that is a Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.

Eligible Participation Interests: Each Participation Interest, including related additional Participation Interests, sold or proposed to be sold to Buyer in a Transaction that satisfies each of the following criteria: (i) as to which the representations and warranties in Section 8.1(hh) and Section 8.2 are true and correct, (ii) is wholly and directly owned by Seller, (iii) is evidenced by a Participation Certificate, (iv) represents a [***] participation interest in the Eligible Underlying Assets, (v) has been issued pursuant to the Participation Agreement, as approved by Buyer in its sole and absolute discretion (vi) is otherwise approved by Buyer in its discretion, and (vii) satisfies such other eligibility criteria as may be set forth in the Transactions Terms Letter or otherwise mutually agreed to by Buyer and Guild Parties; provided that notwithstanding the failure of the Participation Interests to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Type Purchase Price Percentage adjustments as Buyer may require, designate in writing any such non-conforming Participation Interests as an Eligible Asset.

Eligible Security: A Mortgage-Backed Security that meets the eligibility criteria set forth in the Transactions Terms Letter.

eMortgage Loan: A Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage Loan File may be created electronically and not by traditional paper documentation with a pen and ink signature.

eNote: With respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is a Transferable Record.

eNote Delivery Requirement: As defined in Section 3.3(a).

eNote Replacement Failure: As defined in the DB Custodial Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

ERISA Affiliate: Any person (as defined in Section 3(9) of ERISA) that together with Seller or any of its Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.

E-SIGN: The Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

eVault: An electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.

eVault Provider: Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by DB Custodian and Buyer.

Event of Default: Any of the conditions or events set forth in Section 11.1.

Excluded Taxes: As defined in Section 12.2(a) of this Agreement.

Executive Management: Chairman of the board of directors, chief executive officer, president, and chief financial officer.

Expiration Date: The earliest of (i) the Expiration Date set forth in the Transactions Terms Letter, (ii) at Buyer’s option, upon the occurrence of an Event of Default and (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

Facility Fee: The non-refundable, annual commitment fee, as set forth in the Transactions Terms Letter.

Fannie Mae: The Federal National Mortgage Association and any successor thereto.

Fannie Mae Agreement: The Wiring Instruction and Release of Interest Agreement, to be entered into, by and among Buyer, Guarantor, the Custodian and Fannie Mae.

Fannie Mae Guide: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

Fannie Mae Program: The Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

FDIA: As defined in Section 14.21 of this Agreement.

FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

FDICIA: As defined in Section 14.22 of this Agreement.

FHA: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

FHA Mortgage Insurance: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.

FHA Mortgage Insurance Contract: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

FHA Regulations: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.

FHA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations.

FICO Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

Foreign Buyer: As defined in Section 12.2(c) of this Agreement.

Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.

Freddie Mac Agreement: The Repurchase Addendum to Freddie Mac Forms 996 and 996E, to be entered into, by and among the Buyer, Guarantor, the Custodian and Freddie Mac.

Freddie Mac Guide: The Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

Freddie Mac Program: The Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.

Ginnie Mae: Government National Mortgage Association or any successor thereto.

Ginnie Mae Guide: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such Guide may hereafter from time to time be amended.

Ginnie Mae Program: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

Government Mortgage Loan: Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:

(a)       subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance with the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;

(b)       subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance with VA Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the VA Regulations; or

(c)       eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance with RD Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the RD Regulations.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

Guarantee: A guarantee signed by a Guarantor in favor of Buyer, in a form acceptable to Buyer.

Guarantor: As set forth in the introductory paragraph of this Agreement.

Haircut: With respect to any Transaction with respect to which the Purchase Price is being paid to one or more Approved Payees on behalf of Guild Parties, if the Purchase Price is less than the amount that such Approved Payees are entitled to receive in respect of the related Mortgage Loans, the positive result (if any) equal to such amount minus such Purchase Price, which shall be considered a “settlement payment” as defined in Bankruptcy Code Section 741(8).

Handbook: The guide prepared by Buyer containing additional policies and procedures, as same may be amended from time to time.

HARP Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan”, and by Freddie Mac as a “Relief Refinance Mortgage”.

Hash Value: With respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

HomePath Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Mortgage” by Fannie Mae; provided that such HomePath mortgage loan is not a “HomePath Renovation Mortgage” pursuant to the terms of such HomePath mortgage loan program.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Income: With respect to any Purchased Asset or Underlying Asset at any time, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon.

Indemnified Party or Indemnified Parties: As defined in Section 12.1 of this Agreement.

Insolvency Action: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event.

Insolvency Event: The occurrence of any of the following events:

(a)     such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)     corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)     an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

(d)     involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within [***] after commencement, filing or levy, as the case may be.

Insurer: A private mortgage insurer, which is acceptable to Buyer in its sole and good faith discretion.

Intercreditor Agreement: An agreement substantially in the form acceptable to Buyer.

Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.

Irrevocable Closing Instructions: Closing instructions, including wire instructions, in the form of Exhibit B issued in connection with funds disbursed for the funding of new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table.

Jumbo Asset Depletion Mortgage Loan: A Jumbo Mortgage Loan that (a) is not a Qualified Mortgage and (b) was originated by Seller or a third party originator and acquired by Seller in accordance with Seller’s origination and/or underwriting guidelines, taking into account the related Mortgagor’s documented and qualifying income from existing assets other than wages and salaries.

Jumbo High DTI Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

Jumbo High LTV Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

Jumbo Interest Only Mortgage Loan: A Jumbo Mortgage Loan that is an Interest Only Mortgage Loan.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) with respect to which Guild Parties have obtained a Purchase Commitment on or prior to the related Purchase Date, unless otherwise agreed to by Buyer (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located, and (iii) meets the transaction requirements set forth on the applicable schedule to the Transactions Terms Letter.

Jumbo Non-Warrantable Condo Mortgage Loan: A Jumbo Mortgage Loan as to which the related Mortgaged Property constitutes a condominium unit that was not originated in compliance with, or no longer satisfies the requirements of, the applicable Agency guidelines.

Key Personnel: Any employee, officer, director, agent or representative of any Guild Party identified in the Transactions Terms Letter as a Key Person.

Lien: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

Liquidity: As of any date of determination, the sum of (i) Guarantor’s unrestricted and unencumbered cash and Cash Equivalents, (ii) the voluntary and unrestricted amount of any reduction in the principal amount of Guarantor’s loan repurchase or warehouse facility with The [***] and [***] and (iii) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

Location: With respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

Manufactured Home Loan: A Conventional Conforming Mortgage Loan or Government Mortgage Loan secured by a manufactured home (as defined by HUD) provided that (a) such manufactured home is attached to a permanent foundation, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law (b) such manufactured home is originated in compliance with Title II under FHA 203(b) and (c) such Conventional Conforming Mortgage Loan or Government Mortgage Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guides.

Margin Call: A margin call, as defined and described in Section 6.3.

Margin Deficit: A margin deficit, as defined and described in Section 6.3.

Marginable Assets: As of any date of determination, with respect to a Guild Party, the sum of the balance sheet values of (i) all of such Guild Party’s and its consolidated Subsidiaries’ assets that are subject to financing or other arrangement that allow the counterparty to such financing to make margin calls or demands if such assets decline in value, including mortgage loans held for sale and servicing rights and (ii) interest rate lock commitments and other financial derivative instruments (net of derivative liabilities) of such Guild Party and its consolidated Subsidiaries.

Market Value: With respect to an Asset, the fair market value of the Asset as determined by Buyer in its sole discretion without regard to any market value assigned to such Asset by any Guild Party. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Asset be greater than the Market Value of such Purchased Asset on the Purchase Date. Any Asset that is not an Eligible Asset shall have a Market Value of zero.

Master Netting Agreement: The master netting agreement dated as of the date hereof among Buyer, Guarantor and certain Affiliates and Subsidiaries of Buyer and/or Guarantor, in form and substance acceptable to Buyer, as the same shall be modified and supplemented and in effect from time to time.

Material Adverse Effect: Any of the following, in each case, as such material adverse effect or material change is determined by Buyer: (i) the occurrence of a material adverse change with respect to the business, operations, properties, financial condition or prospects of any Guild Party, or any Affiliate that is a party to any Principal Agreement taken as a whole, (ii) any material adverse effect on the ability of Seller, or any Affiliate that is a party to any Principal Agreement to perform its obligations under any of the Principal Agreements to which it is a party and to avoid any Event of Default, (iii) a material adverse effect on the legality, validity, binding effect or enforceability of any of the Principal Agreements against any Guild Party or any Affiliate that is a party to any Principal Agreement, (iv) a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements, or (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Purchased Assets; or (vi) a material adverse effect on the Approvals of Guild Parties, in each case as determined by Buyer in its sole good faith discretion.

Maximum Dwell Time: The maximum number of days an Underlying Asset can be not repurchased by Seller before such Underlying Asset may be deemed to be a Noncompliant Asset and with respect to a Noncompliant Asset, the maximum number of days that an Underlying Asset can be deemed to be a Noncompliant Asset before such Noncompliant Asset may be deemed to be a Defective Asset, all as set forth in the Transactions Terms Letter.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

MERS eDelivery: The transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

MERS eRegistry: The electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.

MERS Org IDs: As defined in the DB Custodial Agreement.

MERS System: The mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.

Minimum Over/Under Account Balance: The balance required to be maintained by Seller in the Over/Under Account, as provided in Section 3.5(a) of this Agreement, which balance is specified set forth in the Transactions Terms Letter.

Moody’s: Moody’s Investors Service, Inc. or any successor thereto.

Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on improved real property.

Mortgage-Backed Security: Any fully-modified pass-through mortgage-backed security that is (i) either issued by Guarantor and fully guaranteed by Ginnie Mae or issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac; (ii) evidenced by a book-entry account in a depository institution having book-entry accounts at the applicable Depository; and (iii) backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such Mortgage-Backed Security in the related Purchase Commitment.

Mortgage Loan: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which mortgage loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Mortgage Loan Documents: With respect to each Underlying Asset, each document listed on Exhibit 12 to the Custodial Agreement.

Mortgage Loan File: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Buyer or its Custodian.

Mortgage Note: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor: The obligor of a Mortgage Loan.

Multiemployer Plan: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

Net Income: For any period, the net income of any Person for such period as determined in accordance with GAAP.

Net Worth: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

Noncompliant Asset: As of any date of determination, an Underlying Asset that has been:

(a)     not repurchased within the Maximum Dwell Time permitted, given the type of Underlying Asset, but less than the Maximum Dwell Time for Noncompliant Assets;

(b)     rejected by the Approved Investor set forth in the related Purchase Commitment; or

(c)     if such Asset is an Underlying Asset, it is determined to be ineligible for sale as an Underlying Asset of the type originally stipulated.

One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement or the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Guild Parties to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (1) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (2) with respect to all Underlying Assets other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Underlying Asset.

Other Taxes: As defined in Section 12.3(a) of this Agreement.

Over/Under Account: That account maintained by Buyer, as described in Section 3.5.

Participation Agreement: The Master Participation Agreement to be entered into between Seller, as initial participant, and Guarantor, pursuant to which Participation Interests in Underlying Assets are issued by the Guarantor to the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time if approved by Buyer in writing.

Participation Certificate: A participation certificate that evidences [***] of the Participation Interests issued by the Guarantor to Seller, as applicable.

Participation Interests: With respect to each Underlying Asset, (i) all of the economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein that are issued by the Guarantor pursuant to the Participation Agreement and owned by Seller, which Participation Interests shall be evidenced by a Participation Certificate, and (ii) any and all of the beneficial interests, including units of trust interest designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code), issued by the Guarantor in respect of the Underlying Assets including, without limitation, all its rights to participate in the operation or management of the Guarantor and all its rights to properties, assets, participation interests and distributions under the Participation Agreement in respect of such participation interests. “Participation Interests” also include all accounts receivable and general intangibles arising out of the Participation Agreement in respect of Underlying Assets, and, to the extent not otherwise included, all proceeds of any and all of the foregoing.

Payment Date: With respect to (i) Unused Facility Fees, by the [***] following the end of each [***], (ii) Over/Under Account interest, the [***] of each [***], and (iii) Price Differential, the [***] of each [***]; provided, however, in each case, Buyer may change the Payment Date from time to time upon thirty (30) days prior notice to Guild Parties.

PBGC: The Pension Benefit Guaranty Corporation and any successor thereto.

Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan, a Jumbo High DTI Mortgage Loan or a Jumbo Asset Depletion Mortgage Loan.

Person: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

Plan: Any Multiemployer Plan or single-employer plan as defined in Section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), a Guild Party or by a Subsidiary of a Guild Party or an ERISA Affiliate.

Pool: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.

Pooled Mortgage Loan: Any Underlying Asset that is part of a Pool of Underlying Assets certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency Guide.

Pooling Date: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.

Potential Default: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

Power of Attorney: That certain power of attorney attached hereto as Exhibit H.

Price Differential: For each Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of an Event of Default, the sum of the Applicable Pricing Rate plus the applicable Type Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 2.6.

Principal Agreements: This Agreement, the Transactions Terms Letter, the Guarantee, the Electronic Transfer Agreement, the Custodial Agreement, the Master Netting Agreement, any Servicing Agreement together with the related Servicer Notice, the Guarantee(s), if applicable, and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and any Guild Party in connection herewith or therewith.

Proceeds: The total amount receivable or received when Purchased Assets or Underlying Assets or proceeds are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and all escrow withholds and escrow payments for Property Charges, as applicable.

Property Charges: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

Protocol: As defined in Section 14.27 of this Agreement

Purchase Advice: In connection with each wire transfer to be made to Buyer by Guild Parties or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP in respect of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

Purchase Commitment: A trade ticket or other written commitment issued in favor of Seller by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Underlying Assets, and as to which the Takeout Price for such Underlying Assets is for an amount that is not less than the outstanding Repurchase Price for such Purchased Assets (or related Underlying Assets), together with the related correspondent, whole loan or forward purchase agreement by and between Guild Parties and the Approved Investor governing the terms and conditions of any such purchases, all in form and substance satisfactory to Buyer.

Purchase Date: The date on which Buyer purchases a Purchased Asset from Seller. If the Purchase Price is paid by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is paid by a cashier’s check, the Purchase Date shall be the date such check is issued by the bank. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Purchase Price: The price at which each Purchased Asset (based on the related Underlying Assets) is transferred by Seller to Buyer (or in the case of a Purchase Price Increase, in connection with the increase to the Asset Value of the related Underlying Assets on the related Purchase Price Increase Date) which, except as otherwise may be set forth in the Transactions Terms Letter, shall be equal to the product of the applicable Type Purchase Price Percentage and the least of (i) the unpaid principal balance of the related Underlying Asset, (ii) the Market Value of such Underlying Asset, (iii) the purchase price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment, or (iv) the purchase price paid by Seller for such Underlying Asset. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.8 shall be the same Purchase Price that was paid for the Underlying Assets backing such Mortgage-Backed Security. For Pooled Mortgage Loans, the Purchase Price shall be the Type Purchase Price Percentage multiplied by the Takeout Price.

Purchase Price Increase: An increase in the Purchase Price for the Participation Interests based upon Guarantor allocating additional Underlying Assets to the Participation Interests to which such portion of the Purchase Price is allocated, as requested by Seller pursuant to the terms hereof. The allocation of Underlying Assets to the Participation Interests and corresponding increase in value of the Participation Interests shall be used to determine a Purchase Price Increase with respect to such Participation Interests pursuant to the definition of Purchase Price, and such Purchase Price Increase shall be added to the Purchase Price with respect to Participation Interests for purposes of determining the outstanding Purchase Price hereunder.

Purchase Price Increase Date: The date on which a Purchase Price Increase is made.

Purchased Assets: Collectively, the Participation Interests, each as represented by the applicable Participation Certificate, together with (x) beneficial interests in the Underlying Assets represented thereby, and (y) the Purchased Items related to the Participation Interests transferred by Sellers to Buyer in a Transaction hereunder.

Purchased Items: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:

(a)    all Purchased Assets, now owned or hereafter acquired and all beneficial interest of Seller in any Underlying Assets, including all beneficial ownership interests in Mortgage Notes and Mortgages evidencing such Underlying Assets and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b)    all Purchased Securities, now owned or hereafter acquired, that are supported by Underlying Assets, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;

(c)    all Income relating to the Purchased Assets or Underlying Assets and all rights to receive such Income;

(d)     the Custodial Account and all amounts on deposit therein;

(e)    all rights of Seller under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets or Underlying Assets, and all rights to receive documentation relating thereto, and all rights to deliver Underlying Assets and Purchased Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;

(f)    all now existing and hereafter established accounts maintained with broker-dealers by Seller for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

(g)    all now existing and hereafter arising rights of Seller to service, administer and/or collect on the Purchased Assets or Underlying Assets hereunder and any and all rights to the payment of monies on account thereof;

(h)    all Servicing Rights related to the Underlying Assets, all related Servicing Records, and all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, all rights of Seller to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files, including, without limitation, the Other Mortgage Loan Documents;

(i)    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets or Underlying Assets;

(j)    all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Underlying Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Underlying Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Underlying Assets;

(k)    all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller relating to Purchased Assets and Underlying Assets;

(l)    all rights, but not any obligations or liabilities, of Seller with respect to the Approved Investors relating to the Underlying Assets;

(m)    all property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the Purchased Assets or Underlying Assets are at any time deposited;

(n)    all products and Proceeds of the foregoing Purchased Assets and Underlying Assets;

(o)    all of such Seller’s interests in any other assets relating to the Purchased Assets, including the Participation Interests and the Underlying Assets;

(p)    the Participation Agreement; and

(q)    any funds of Seller at any time deposited or held in the Over/Under Account.

Purchased Security: A Mortgage-Backed Security backed by Mortgage Loans that, immediately prior to the related Settlement Date, were Underlying Assets, and issued to the Depository in the name of Buyer or Buyer’s nominee on the Settlement Date and all documents, instruments, chattel paper, and general intangibles and all products and proceeds relating to or constituting any or all of the foregoing.

Purchased Security Takeout Date: With respect to a Purchased Security, the date specified in the related Purchase Commitment on which the sale of such Purchased Security to the Takeout Investor will be settled on a delivery-versus-payment basis.

QFC Stay Rules: The regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

QFC Stay Terms: As defined in Section 14.27 of this Agreement.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.

Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

RD: The United States Department of Agriculture Rural Development and any successor thereto.

RD Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

RD Regulations: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.

Rebuttable Presumption Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan.

Related Credit Enhancement: As defined in Section 6.1 of this Agreement.

Reportable Event: An event described in Section 4043(c) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

Repurchase Acceleration Event: Any of the conditions or events set forth in Section 4.2.

Repurchase Date: The date on which Seller is to repurchase a Purchased Asset (or obtain the release of an Underlying Asset) subject to a Transaction from Buyer, as specified in the related Transactions Terms Letter and/or Asset Data Record, or if not so specified, the date identified to Buyer by Seller as the date that the related Purchased Asset (or Underlying Asset, as applicable) is to be sold pursuant to a Purchase Commitment; provided, however, that if the Repurchase Date is not a date within the Maximum Dwell Time for an Underlying Asset with Standard Status, Buyer may, at its discretion, deem such Underlying Asset a Noncompliant Asset and Buyer may pursue any rights and remedies accorded Buyer hereunder as a result thereof, including, without limitation, charging Seller any applicable fees as a result thereof. The Repurchase Date for each Purchased Asset (or Underlying Asset, as applicable) shall in no event occur later than one year after the Purchase Date of such Purchased Asset (or Underlying Asset, as applicable).

Repurchase Price: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller (or an Underlying Asset is to be released to Guild Parties, as applicable) upon termination of a Transaction, which shall be equal to the sum of (i) the Purchase Price, (ii) any applicable fees and indemnities owed by Guild Parties in connection with the Purchased Asset (or Underlying Asset, as applicable) and (iii) the Price Differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.

Repurchase Transaction: A repurchase transaction, as defined and described in Section 6.6.

Request for Temporary Increase: As defined in Section 2.10.

S&P: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

Safe Harbor Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan.

Sanctions: As defined in Section 8.1(cc).

Scheduled Unavailability Date: As defined in Section 4.14 of this Agreement.

Seller: As set forth in the introductory paragraph of this Agreement.

Seller’s Release: A notice substantially in the form of Exhibit P attached hereto.

Selling System: The Freddie Mac automated system by which sellers and servicers of mortgage loans to Freddie Mac transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to Freddie Mac, as more fully described in the Freddie Mac Guide.

Servicer: Guild Servicer, or such other entity responsible for servicing of the Underlying Assets, which is acceptable to Buyer and approved by Buyer in writing, or any successor or permitted assigns.

Servicer Notice: The notice acknowledged by the Servicer substantially in the form of Exhibit K hereto.

Servicer Termination Event: The occurrence of any of the following conditions or events shall be a Servicer Termination Event:

(a)	Servicer ceases to meet the qualifications for maintaining all Approvals, such Approvals are revoked or such Approvals are materially modified;
(b)	Servicer becomes subject to any material penalties and/or sanctions by any Agency, HUD, FHA, VA or RD;
(c)

Servicer fails to service the Eligible Underlying Assets subject to Transactions materially in accordance with applicable Agency Guides resulting in a diminution in value of any such Eligible Underlying Asset;

(d)

Servicer fails to service the Eligible Underlying Assets subject to Transactions materially in accordance with the related Servicing Agreement or otherwise default under the related Servicing Agreement, after giving effect to any applicable notice or grace periods;

(e)

Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgaged Property is located;

(f)	Reserved;
(g)

(i) Servicer or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Servicer or such other entity on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) Servicer or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility, any agreement for borrowed funds or any other material agreement entered into by Servicer or such other entity and any third party;

(h)

an Insolvency Event shall have occurred with respect to Servicer or any of its Affiliates or Subsidiaries; or Servicer shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements to which it is a party; or Buyer shall have determined in good faith that Servicer is unable to meet its financial commitments as they come due;

(i)	a Change of Control shall occur with respect to Servicer; or (j) a Material Adverse Effect shall occur with respect to Servicer.

Servicing Agent: With respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.

Servicing Agreement: If the Underlying Assets are serviced by any third party servicer, the agreement with that third party in form and substance acceptable to Buyer.

Servicing Records: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.

Servicing Rights: The contractual, possessory or other rights of Guild Parties, Servicer or any other Person, whether arising under a Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.

Settlement Date: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.

SOFR: With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the relevant Governmental Authority.

SOFR-Based Rate: SOFR or Term SOFR.

Standard Status: As of any date of determination, a Purchased Asset has been subject to a Transaction for less than the applicable Maximum Dwell Time and is not a Noncompliant Asset or a Defective Asset.

Strict Compliance: The compliance of Guild Parties and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Guild Parties and the applicable Agency, sufficient to enable Guild Parties to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided that until copies of any such agreements between Guild Parties and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, have been provided to Buyer by Guild Parties and agreed to by Buyer, such agreements shall be deemed, as between Guild Parties and Buyer, not to amend the requirements of the applicable Agency Guide.

Subordinated Debt: Debt of Guild Parties that has been subordinated to Buyer as provided in this Agreement or as otherwise approved by Buyer.

Subsidiary: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

Successor Rate: A rate determined by Buyer in accordance with Section 4.14 hereof.

Successor Rate Conforming Changes: With respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of Buyer, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as Buyer determines to be necessary in its sole discretion).

Successor Servicer: Any successor subservicer of the Underlying Assets appointed by Buyer as described in Section 6.2(h) of this Agreement.

Takeout Price: The purchase price to be paid for a Purchased Asset (or Underlying Asset, as applicable) by the related Approved Investor pursuant to the related Purchase Commitment.

Tangible Net Worth: As of any date of determination, (i) the Net Worth of Guarantor and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and minus (iii) loans held for investment and real estate owned net of acceptable financing (financing must be deemed acceptable by Buyer).

Taxes: As defined in Section 12.2(a) of this Agreement.

Temporary Increase: As defined in Section 2.10 of this Agreement.

Temporary Modification to Aggregate Transaction Limit: Shall have the meaning assigned thereto in Section 3.9(a).

Temporary Modification to Minimum Over/Under Account Balance: Shall have the meaning assigned thereto in Section 3.9(b).

Temporary Modification to Type Sublimit: Shall have the meaning assigned thereto in Section 3.9(c).

Term SOFR: The forward-looking term rate for any period that is approximately one (1) month in duration (as determined by Buyer) and that is based on SOFR and that has been selected or recommended by the relevant Governmental Authority, in each case as published on an information service as selected by Buyer from time to time in its reasonable discretion.

Texas Cash-Out Refinance Mortgage Loan: A Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution.

TILA-RESPA Integrated Disclosure Rule: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

Total Liabilities: As of any date of determination, the sum of (i) the total liabilities of Guarantor on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Guarantor’s financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Guarantor under any purchase, repurchase, refinance or other similar credit arrangements (including the voluntary and unrestricted amount of any reduction in the principal amount of Seller’s loan repurchase or warehouse facility with The Bank of New York Mellon Trust Company, N.A. and US Bank National Assocation), plus (iii) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements, minus (iv) non-recourse debt.”

Trade Assignment: An assignment to Buyer of a forward trade between an Approved Investor and Seller with respect to one or more Purchased Assets or Purchased Securities (or Underlying Assets, as applicable), as applicable, in each case in substantially the form of Exhibit N hereto.

Transaction: As set forth in the Recitals of this Agreement.

Transactions Terms Letter: The document executed by Buyer and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.

Transferable Record: An Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

Type: A specific type of mortgage loan, as set forth in the Transactions Terms Letter.

Type Margin: With respect to each Type of Underlying Asset that corresponds to the Type, the corresponding annual rate of interest that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price, as set forth in the Transactions Terms Letter.

Type Purchase Price Percentage: With respect to each Type of Underlying Asset that corresponds to the Type, the corresponding purchase price percentage, as set forth in the Transactions Terms Letter.

Type Sublimit: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.

UETA: The Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

Unauthorized Servicing Agent Modification: As defined in the DB Custodial Agreement.

Uncommitted Amount: The portion of the Aggregate Transaction Limit that is uncommitted, as set forth in the Transactions Terms Letter or such other amount as may be determined by Buyer in its sole discretion.

Underlying Asset: Any Mortgage Loan the legal title of which is owned by Guarantor and allocated to the related Participation Interest purchased by Seller.

Underlying Asset Collateral: All now existing and hereafter arising right, title and interest of Guarantor in, under and to the following:

(a)    all Purchased Assets, now owned or hereafter acquired and all beneficial interest of Guarantor in any Underlying Assets, including all beneficial ownership interests in Mortgage Notes and Mortgages evidencing Underlying Assets and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full or a Mortgage-Backed Security has not been issued to Buyer and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b)    all Purchased Securities now owned or hereafter acquired, that are supported by Underlying Assets, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;

(c)    all Income relating to the Purchased Assets or Underlying Assets and all rights to receive such Income;

(d)    the Custodial Account and all amounts on deposit therein;

(e)    all rights of Guarantor under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets or Underlying Assets, and all rights to receive documentation relating thereto, and all rights to deliver Underlying Assets and Purchased Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;

(f)    all now existing and hereafter established accounts maintained with broker-dealers by Guarantor for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

(g)    all now existing and hereafter arising rights of Guarantor to service, administer and/or collect on the Purchased Assets or Underlying Assets hereunder and any and all rights to the payment of monies on account thereof;

(h)    all Servicing Rights related to the Underlying Assets, all related Servicing Records, and all rights of Guarantor to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, all rights of Guarantor to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files; including, without limitation, the Other Mortgage Loan Documents;

(i)    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets or Underlying Assets;

(j)    all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Underlying Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Underlying Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Underlying Assets;

(k)    all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Guarantor relating to Purchased Assets and Underlying Assets;

(l)    all rights, but not any obligations or liabilities, of Guarantor with respect to the Approved Investors relating to the Underlying Assets;

(m)    all property of Guarantor, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the foregoing Purchased Assets or Underlying Assets are at any time deposited;

(n)	all products and Proceeds of the foregoing Purchased Assets and Underlying Assets;

(o)    all of such Guarantor’s interests in any other assets relating to the Purchased Assets, including the Participation Interests and the Underlying Assets;

(p)	the Participation Agreement; and

(q)	any funds of Guarantor at any time deposited or held in the Over/Under Account.

Underwriter Approval: Written evidence, in form and substance acceptable to Buyer, that an Underlying Asset has been underwritten to the satisfaction of the Approved Investor issuing the applicable Purchase Commitment.

Uniform Commercial Code: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

Unused Facility Fee: The fee set forth in the Transactions Terms Letter payable by Guild Parties quarterly in arrears on each Payment Date, based upon the unused portion of the Aggregate Transaction Limit; provided, however, that no fee shall be due on a Payment Date if the Used Amount is less than the specified percentage of the Aggregate Transaction Limit that is set forth in the Transactions Terms Letter.

USDA: The United States Department of Agriculture.

Used Amount: As defined in the Transactions Terms Letter.

VA: The Department of Veterans Affairs and any successor thereto.

VA Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.

VA Regulations: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.

VA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “VA Streamline Refinance” program and VA Regulations.

Warehouse Lender’s Release: A notice substantially in the form of Exhibit Q attached hereto.

Wet Mortgage Loan: A Mortgage Loan wherein Buyer purchases a Participation Interest from Seller prior to receipt by Buyer or its Custodian of the related Mortgage Loan Documents, subject to Guild Parties’ obligation to deliver the related Mortgage Loan Documents within the applicable Maximum Dwell Time.

Wet Mortgage Loans Sublimit: The maximum aggregate principal amount of Underlying Assets that may be Wet Mortgage Loans at any time, as set forth in the Transactions Terms Letter.